UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ATLAS TECHNOLOGY GROUP, INC.

(Name of small business issuer in its charter)

DELAWARE	7374	94-3370795
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2001 152nd Avenue NE
Redmond, Washington 98052
Telephone: (425) 458-2360

(Address and telephone number of principal executive offices)
(Address of principal place of business or intended principal place of business)

Peter B. Jacobson
Chief Executive Officer
2001 152nd Avenue NE
Redmond, Washington 98052
Telephone: (425) 458-2360

(Name, address and telephone number of agent for service)

With copies to:
I. Bobby Majumder, Esq.
Hughes & Luce, LLP
1717 Main Street, Suite 2800
Dallas, Texas 75201
Telephone: (214) 939-5500
Facsimile: (214) 939-5849

Approximate date of proposed sale to the public:	From time to time after this Registration Statement is declared effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.0004 per share	Approx. 4,423,660	$0.80(1)	$3,538,28	$108.65

(1)
Pursuant to Rule 457(c), the proposed maximum offering price per share is estimated for the purpose of calculating the amount of the registration fee and is based on the last reported sale price of our Common Stock on September 12, 2007, as quoted on the NASD Over-The-Counter Bulletin Board.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE RESOLD NOR MAY OFFERS BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 2007

PROSPECTUS

ATLAS TECHNOLOGY GROUP, INC.

4,423,660 SHARES OF COMMON STOCK

This is an offering of shares of our common stock by persons and companies that were issued shares of common stock, par value $0.0004 (the “Common Stock”), of Atlas Technology Group, Inc. (the “Company” or the “Registrant”) in various private offerings.  We will not receive any proceeds from the sale of the shares of Common Stock offered by the selling stockholders.

We are currently a reporting company under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Common Stock is traded on the NASD Over-The-Counter Bulletin Board (the “OTC Bulletin Board”) under the symbol “ATYG.OB”.

Registration of the shares of Common Stock contemplated herein, will allow certain stockholders to sell all or part of their equity interests in the Company. The stockholders whose shares will become freely tradable shares under the Registration Statement are identified herein. See Selling Stockholders.

The Company shall bear all of the cost of preparing and printing the Registration Statement, Prospectus and any Prospectus Supplements and all filing fees and legal and accounting expenses associated with registration under federal and state securities laws, which are estimated at $143,000.

- - - - - - - - - - - - - - - - - - - -

THE PURCHASE OF THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

On September 12, 2007, the closing price of our Common Stock as quoted on the OTC Bulletin Board was $0.80. The terms “we,” “our” and “us,” refer to the Company.

The date of this prospectus is September 13, 2007.

Table of Contents

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

You should rely only upon the information contained in this prospectus and the registration statement of which this prospectus is a part.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders will only sell shares of our Common Stock and seek offers to buy shares of our Common Stock in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate as of September 13, 2007.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. We have not sought the consent of the sources to refer to their reports in this prospectus.

PROSPECTUS SUMMARY

Our Business

We are leveraging the recent advances in software, monitoring systems, and communications, to build a new, cutting edge, global support infrastructure, providing 24x7 software support to large and medium sized companies. Our new application on-boarding and monitoring processes allow for dramatic cost savings over existing Information Technology (“IT”) service providers. With more than thirty years of combined experience in IT support, our management team brings a significant level of knowledge and experience in outsourced application support. Our management team’s experience includes worldwide application support for companies such as JP Morgan, Microsoft, and Avanade.

We intend to offer our services worldwide, with the majority of our targeted customers having multi-national operations. Our operations are designed to be a highly distributable venture, with the ability to place people in the best possible locations so that we can provide a seamless service offering across the world. The worldwide IT market is approximately one trillion US dollars in size including hardware, software and communications. (Source: Gartner Group, Inc. (“Gartner”) available at http://www.gartner.com/Init.)

The latest trend in outsourcing toward outsourcing application support is dramatic. According to Forrester Research Inc. (“Forrester”), Tier 2 application support and business outsourcing grew to represent a $220 billion market by 2006 with additional growth averaging 10% annually. According to Forrester the percentage of IT budgets spent on maintaining existing applications was 73% in 2004 and 76% in 2005. (Source: Forrester Research, Inc. “2005 Enterprise IT Outlook: Business Technographics North America”.)

To many industry leaders, managed services represent an important change to how technology is delivered and consumed. The managed services market has expanded rapidly over the past several years, particularly in the under-served small- and medium-sized business (“S-MMB”) market. The S-MMB IT services market estimated to be worth $220 is expected to grow at a compound annual growth rate (“CAGR”) of 7.6% from 2004 to 2008. Remote monitoring and management (“RMM”) is the hottest growing segment expected to grow at 36% CAGR though 2008 in North America. A recent study by Forrester cited the S-MMB market at 48% of overall U.S. IT spending, stating that it will surpass enterprise IT spending by 2007. (Source: Gartner - Forecast IT Service, Worldwide, November 2005.)

Products and Services

We are in the business of providing custom, outsourced, application software support services to our customers. These services range from supporting specialized networks and single applications to providing the entire IT infrastructure management for customers who want to outsource IT application support and focus on their core business competencies. Through partnerships with other IT development consultants, fully outsourced IT services can be provided, with hard performance metrics and predictable costs.

With more than thirty years of combined experience in IT support, our management team brings a significant level of knowledge and experience in outsourced application support. Our management team’s experience includes worldwide application support for companies such as JP Morgan, Microsoft, and Avanade.

We have spent two years developing our own proprietary software tools and processes. We are currently leveraging the recent advances in software, monitoring systems, and communications, to build a new, leading edge, global support infrastructure that provides 24x7 software support to large and medium sized companies. These new application on-boarding and monitoring processes should allow for dramatic cost savings over existing legacy IT service providers.

Through our BLive Networks, Inc. subsidiary we also provide our proprietary interactive support tools for both smaller and larger companies via systems that can be used by companies for remote technical support and sales, both externally, and for internal corporate “Helpdesk” support departments. This technology enables our service providers to deliver faster response times and a personal connection with users.

We provide both technical support and training to our customers as well as in-house and external training to our staff. Successful training of our technical support staff is key to our success. During 2006, all of our technical staff received training for various Microsoft technical qualifications. During 2007, we anticipate becoming a Microsoft “Gold Partner” with advanced infrastructure and learning solutions specializations. We believe that by becoming a Microsoft “Gold Partner” this will provide us with additional recognition and therefore revenue opportunities.

Our History and Recent Developments

We were incorporated in August 1998 as Tribeworks, Inc., a California corporation (“California Tribeworks”). On November 2, 1999, we entered into a transaction with Pan World Corporation, a publicly-traded Nevada corporation (“Pan World”), whereby Pan World agreed to provide financing in connection with the merger of a newly formed subsidiary of Pan World into California Tribeworks (the “Recapitalization”). Prior to the Recapitalization, Pan World never had any material operations. As a result of the Recapitalization, shareholders of California Tribeworks exchanged all of their shares of California Tribeworks for shares of Pan World common stock. Subsequent to the Recapitalization, we were reincorporated in Delaware as Tribeworks, Inc. We opened a wholly-owned subsidiary in Japan (“Tribeworks Japan”) in August 2000, which engaged in sales and professional services activities primarily in our Enterprise application development business, until it was closed during the third quarter of 2004.

Beginning in 2003, we partnered with Kinoma, Inc. (“Kinoma”) to create new products for the mobile software market, specifically targeting Palm OS devices. Kinoma makes Kinoma Player, which is a high-resolution, interactive movie player for handhelds running the Palm OS. We developed two products in partnership with Kinoma that create Kinoma Player content, iShell Mobile, an iShell-based application development tool, launched in October 2003, and Kinoma Media Album, a consumer multimedia management tool, launched in May of 2004.

During 2005, the previous business lines of Tribeworks were separated into a wholly owned subsidiary named Tribeworks Development Corporation (“TDC”). The TDC business was primarily built around the sale of software through two main distribution channels: the graphics software tools business and proprietary products called iShell or iShell Mobile and an enterprise application development business. TDC was sold to its former management on September 14, 2006. Until approximately the middle part of 2006, the iShell line of products and an enterprise application development business were our primary product offering and business. The former assets, liabilities and business operations of TDC have been reclassified as discontinued operations beginning with the financial statements for the year ended December 31, 2006 on Form 10-KSB (the “Annual Report”).

On January 20, 2006 we acquired TakeCareofIT Holdings Ltd., doing business as Atlas Technology Group, a Malta Corporation that was established in September 2004 to provide external IT application support services for organizations with large IT functions. This IT support business is our primary business focus going forward. We plan to become a leading IT outsourcing support company for custom software applications worldwide. After extensive beta testing, the AtlasTG business line is now at the revenue launch stage with the first support customers being signed on in February 2007. Our in-house developed tools and processes needed to onboard IT applications and provide remote IT application support are now ready to meet the needs of our customers.

In January of 2007, we acquired all of the assets and approximately 700 customers of BLive Networks, Inc. This acquisition further strengthens our capability of delivering high quality outsourced support into the US$220 billion worldwide IT Support market. The BLive Networks, Inc. acquisition strengthens our proprietary interactive support tools for companies providing IT support worldwide. The BLive Networks, Inc. systems can be used by companies for remote technical support and sales, both externally, and for internal corporate “Helpdesk” support departments. This technology enables our service providers to deliver faster response times and a personal connection with users.

We are currently a reporting company under Section 12(g) of the Exchange Act and our Common Stock is quoted on the OTC Bulletin Board under the symbol ATYG.OB.

Corporate Information

Our head operating office is located in Malta. We also have subsidiary offices in Wellington, New Zealand and Redmond, Washington and a data center in Seattle, Washington. We currently have 28 employees and 3 working executive directors. Our US headquarters are located at 2001 152nd Ave NE, Redmond, Washington 98052 and our telephone number there is (425) 458-2360. We also maintain a website at www.atlastg.com. Information included on our website is not a part of this prospectus.

About The Offering

Common Stock Offered by the Selling Stockholders	Up to 4,423,660 shares of Common Stock

Common Stock Currently Outstanding (1)	33,856,805 shares

Use of Proceeds	The selling stockholders will receive the proceeds from the sale of shares of Common Stock. We will not receive any of the proceeds from the sale of shares of Common Stock offered by this prospectus.

Risk Factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in shares of our Common Stock.

OTCBB Trading Symbol	ATYG.OB

(1)      The number of shares of our Common Stock outstanding is based on the number of shares outstanding as of September 12, 2007 and excludes:

o	8,660,019 shares of Common Stock issuable upon exercise of outstanding warrants with exercise prices ranging from $1.00 to $2.60;

o	134,084 shares of Common Stock issuable upon exercise of outstanding options with exercise prices ranging from $0.42 to $37.08; and

o	8,374,201 shares of Common Stock reserved for issuance under our 2004 Employee Stock Incentive Plan.

Summary Financial Information

You should read the following summary consolidated financial data together with our consolidated financial statements and related notes appearing at the end of this prospectus and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections included elsewhere in this prospectus.  The consolidated summary financial data as of and for the years ended December 31, 2006 and 2005 are derived from our audited financial statements and are included elsewhere in this prospectus.  Our summary consolidated financial information for the six months ended June 30, 2007 and 2006 are derived from our unaudited consolidated financial statements which are included elsewhere in this prospectus.  Historical results are not necessarily indicative of future results.

Statements of Operations Data:	6 Months Ended June 30, (Unaudited)		Year Ended December 31, (Audited)
	2007	2006	2006	2005
Revenue	$281,716	$—	$39,706	$—
Cost of sales	(193,691)	—	(68,000)	—
Gross Profit (Loss)	88,025	—	(28,294)	—
Operating expenses	(1,486,601)	(794,991)	(1,926,455)	(218,626)
Operating loss	(1,398,576)	(794,991)	(1,954,749)	(218,626)
Net interest/other income(expense)	(28,796)	1,532	(35,741)	22,987
Other financing charges	(1,415,181)	—	—	—
Loss before discontinued operations	(2,842,553)	(793,459)	(1,990,490)	(195,639)
Discontinued operations	—	(42,752)	173,853	23,730
Net loss from operations	(2,842,553)	(836,236)	(1,816,637)	(171,909)
Comprehensive Loss attributable to common shareholders	(2,988,652)	(836,236)	(1,817,767)	(175,791)

Basic and diluted loss per share before discontinued operations	$(0.11)	$(0.03)	$(0.09)	$(0.02)
Basic and diluted loss per share	$(0.11)	$(0.03)	$(0.08)	$(0.02)

Balance Sheet Data:	At June 30 (Unaudited)		At December 31 (Audited)
	2007	2006	2006	2005
Working capital	$999,916	$205,222	$(694,336)	$(365,431)
Total assets	4,895,835	2,531,130	1,672,429	1,200,026
Long term obligations (net of discount of $2,429,775)	70,225	—	—	—
Stockholders’ equity	3,593,696	1,295,820	772,437	415,583

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our Common Stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Additional risk and uncertainties not currently known to us, or that we currently believe are not material, could also materially adversely affect our business, financial condition or operating results.

The following risk factors apply to our business:

We have a limited operating history and there is a great degree of uncertainty as to our future results. We have experienced losses recently and may never achieve sustained profitability.

We have a limited operating history upon which an evaluation of our business and prospects can be based. Our prospects must be evaluated with a view to the risks encountered by a company in an early stage of development, particularly in light of the uncertainties relating to the new and evolving markets in which we intend to operate and in light of the uncertainty as to market acceptance of our business model.

We will be incurring costs in marketing our products and services to customers and in building and developing an administrative organization. To the extent that revenues do not match these expenses, our business, results of operations, and financial conditions will be materially adversely affected. There can be no assurance that we will be able to generate sufficient revenues from the new IT support business to maintain profitability on a quarterly or annual basis in the future. We may not be able to sustain or increase profitability on a quarterly basis or achieve profitability on an annual basis.

We face substantial competition in our industry.

While we are seeking to position ourselves in a new and unique space, there are also a large number of traditional consultancy competitors competing in this space, including IBM Global Services (“IBM”), Hewlett-Packard (“HP”), Electronic Data Systems Corporation (“EDS”), and Accenture Ltd. (“Accenture”) as well as a number of smaller independent service providers. The industry is broken down into three segments; first are the hardware manufacturers that provide additional IT services; second, are the large pure-play IT service providers targeting fortune 500 companies, and third are smaller independent companies that generally specialize in specific local markets.

The improvement of infrastructure has meant the introduction of additional competitors to the competitive picture, notably in India, where Wipro Limited (“Wipro”) and Infosys Technologies Limited (“Infosys”) provide support services and call centers. Many hosting providers are also trying to offer Application Service Provider (“ASP”) services as an add-on. There are other smaller regional players, such as Wavex and Motive that are also targeting the S-MMB market.

In addition, we believe that the single biggest competitive factor is existing in-house support groups. We believe that we will be competing with in-house support groups rather than external competitors in over 90% of competitive cases. Having stated all of the above, we believe that there is a market for our IT support services and that we are well positioned to take advantage of large customers deciding to outsource the final element of their IT business, specifically their IT application support.

Our success depends on our ability to address potential market opportunities while managing our expenses. If we are unable to manage our expenses, our business and financial conditions will be materially adversely affected.

Our future success depends upon our ability to successfully balance maximizing market opportunities and managing our expenses. Our need to manage expenses will place a strain on our management and operational resources. If we are unable to manage our expenses effectively, our business, financial condition, and operating results will be materially adversely affected. We have experienced an unprofitable year during 2006 and for the six months ended June 30, 2007 and we expect increased expenses in the near future as we increase the size of our operations and continue to comply with the requirements of the Sarbanes-Oxley Act of 2002.

Our future success depends on our ability to attract customers from both within and outside the United States. Jurisdictions outside the United States may impose tax and regulatory burdens on our business, which could have a material adverse affect on our business, financial condition, and results of operations.

Our future success will be affected by our ability to attract customers from countries outside the United States. Foreign countries could impose withholding taxes or otherwise tax our foreign income, impose tariffs, embargoes or exchange controls, or adopt other restrictions on foreign trade or restrictions relating to use or access of or distribution of software through electronic means.

The laws of certain countries also do not protect our intellectual property rights to the same extent as the laws of the United States. In addition, we are subject to the United States export control regulations that may restrict our ability to market and sell our products to certain countries outside of the United States. Failure in successfully marketing our products in international markets could have a material adverse effect on our business, operating results and financial conditions.

Our success depends on our key personnel and attracting suitably skilled staff. We may be unable to attract and retain qualified employees

Our performance and success of the existing business is dependent substantially on the services of our existing small group of experienced senior staff as well as on our ability to recruit, retain and motivate our key employees. We will require a much larger staff as our business grows.

We do not have employment contracts with our key officers. Their relationships with us are terminable at-will. We intend to address the issue of employment contracts with our key officers in 2007. Support and general staff have employment contracts appropriate to their particular locale and the type of services they provide. Our success also depends on our ability to attract and retain additional qualified employees. Competition for qualified personnel in all of our locations is intense and there are a limited number of persons with the knowledge and experience in our industry. There can be no assurance that we will be able to attract and retain key personnel in our key initial recruitment areas of Malta and Wellington, New Zealand.

We expect high variability and uncertainty as to our future operations and financial results.

We expect high variability and uncertainty as to our future operations and financial results. As we continue to develop and market our business, our quarterly operating results may fluctuate as a result of a variety of factors. Many of these factors are outside our control, including demand for the development and introduction of new products and services by our competitors, price competition or pricing changes in the industry, technical difficulties or system downtime, general economic conditions, and economic conditions specific to the Internet and related media. Due to these factors, among others, our operating results may fall below our expectations and the expectations of investors.

Our IT support services may not be accepted by the industries that require IT support.

Our future success depends on our ability to create and deliver sophisticated tools to support our new IT support business in order to be attractive to a sufficient number of users to generate significant revenues. We need to develop, attract, retain, and expand a loyal customer base for our new services, so that the results of our operations and financial condition will materially improve over the next twelve months.

Our success depends on our ability to develop services that meet our customers’ requirements and to keep pace with technology trends in an ever evolving IT sectors.

Our success depends on our ability to develop and provide new services that meet our customers’ changing requirements. The IT sector and the Internet are characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new service and product innovations. Our success will depend, in part, on our ability to assess and effectively use unproven technologies and unproven standards. We must evaluate and utilize technical standards developed by industry committees and continue to develop our technological expertise, enhance our current services, develop new services that meet changing customer needs, and influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. If we fail to adequately assess or utilize these standards or proprietary technologies at the appropriate time in the marketplace, the competitive advantages of our products and services and our business, financial condition, and operating results could be materially adversely affected.

Increasing governmental regulation on electronic commerce and legal uncertainties could limit our growth.

The adoption of new laws or the adaptation of existing laws to the Internet may limit use of the Internet, which could in turn limit or decrease the demand for our services, increase our cost of doing business or otherwise harm our business. Federal, state, local and foreign governments are considering a number of legislative and regulatory proposals related to Internet commerce.

A number of laws and regulations may be adopted related to Internet user privacy, Internet security, taxation, pricing, quality of products and services on the Internet, and intellectual property ownership. The application of existing laws to the Internet, in areas such as property ownership, copyrights, trademarks and trade secrets could have an effect on our business.

Capacity constraints and system disruptions could substantially reduce the products we sell and undermine our reputation for reliability among our customers and potential customers.

The satisfactory performance, reliability and availability of our data centers and our network infrastructure are critical to attracting and maintaining relationships with customers. While the primary data center has back-up measures built into it, and we have some duplication and back-up in our Malta and Wellington offices, any system interruptions that result in the unavailability of our data center and slower response times over the Internet for users could reduce the attractiveness of our services to our customers. Any disruption of our services would materially adversely affect our business, financial condition and results of operations.

Our primary data center is now located in Seattle, Washington. While this area is not seismically active, with our operations centralized in a single facility, a natural disaster, such as an earthquake, fire, or flood, could substantially disrupt our operations or destroy our facilities. This could cause delays and cause us to incur additional expenses and adversely affect our reputation with our customers if we suffer a catastrophic loss from a natural disaster.

As resources allow and growth develops, it is intended that a second data center will be established so that we can continue operating following a natural or other disaster in one of our locations. Until this second data center is established some duplicate files are being kept on the local systems in Malta and New Zealand.

We do have an insurance policy that partially alleviates some of the financial losses that could be incurred, but this does not compensate for reputation loss.

There may be conflicts of interest among our officers, directors and stockholders.

Our executive officers and directors and their affiliates may engage in other activities and have interests in other entities on their own behalf or on behalf of other persons. Neither we nor any of our stockholders will have any rights in these ventures or their income or profits. In particular:

o	Our executive officers or directors or their affiliates may have an economic interest in, or other business relationship with, partner companies that invest in us; and

o	Our executive officers or directors or their affiliates may have interests in entities that provide products or services to us.

In any of these cases:

o	Our executive officers or directors may have a conflict between our current interests and their personal financial and other interests in another business venture;

o	Our executive officers or directors may have conflicting fiduciary duties to us and the other entity; and

o
The terms of transactions with the other entity may not be subject to arm’s length negotiations and therefore may be on terms less favorable to us than those that could be procured through arm’s length negotiations.

We may be unable to protect our intellectual property rights, or we may infringe the intellectual property rights of others, which may result in lawsuits and prevent us from selling our products.

We rely on copyright, patent, and trade secret laws to protect our trademarks, content, and proprietary technologies and information. There can be no assurance that such laws will provide sufficient protection to us, other parties will not develop technologies that are similar or superior to ours, or, given the availability of our products’ source-code, other parties will not copy or otherwise obtain and use our content or technologies without authorization.

Effective trademark, copyright, and other intellectual property protection may not be available in every country in which our technology is distributed or made available through the Internet. There can be no assurance that our means of protecting our proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technology.

There are no pending lawsuits against us regarding infringement of any existing patents or other intellectual property rights or any material notices that we are infringing the intellectual property rights of others. However, there can be no assurance that third parties will not assert infringement claims in the future. If any claims are asserted and determined to be valid, there can be no assurance that we will be able to obtain licenses of the intellectual property rights in question or obtain licenses on commercially reasonable terms.

Our involvement in any patent dispute or other intellectual property dispute or action to protect proprietary rights may have a material adverse effect on our business, operating results, and financial condition. Adverse determinations in any litigation may subject us to liabilities, require us to seek licenses from third parties, and prevent us from marketing and selling our products. Any of these situations can have a material adverse effect on our business, operating results, and financial condition.

We might require additional capital to support business growth, and this capital might not be available.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges or opportunities, including the need to develop new services or enhance our existing service, enhance our operating infrastructure, or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. In addition, if we raise additional funds through further issuances of equity or securities, our existing stockholders would suffer dilution.

We are susceptible to parties who may compromise our security measures, which could cause us to expend capital and materially adversely affect our financial condition and results of operations.

Hackers may be able to circumvent our security measures and could misappropriate proprietary information or cause interruptions in our Internet operations. In the past, computer viruses or software programs that disable or impair computers have been distributed and have rapidly spread over the Internet. Computer viruses could be introduced into our systems or those of our users, which could disrupt our network or make our systems inaccessible to users. Any of these events could damage our reputation among our customers and potential customers and substantially harm our business. We may be required to expend capital and resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. Consumer concern over Internet security has been, and could continue to be, a barrier to commercial activities requiring consumers to send their credit card information over the Internet. Computer viruses, break-ins, or other security problems could lead to misappropriation of proprietary information and interruptions, delays or cessation in service to our customers. Moreover, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet as a merchandising medium. Further, our business is subject to the effects of war and acts of terrorism.

The following risk factors apply to the securities markets and investments in our Common Stock:

Our stock price is volatile and a stockholder’s investment in our common stock could suffer a decline in value.

The trading price of our Common Stock has fluctuated significantly in the past. The future trading price of our common stock may continue experiencing wide price fluctuations in response to a number of factors, some of which are beyond our control, such as:

o	actual or anticipated fluctuations in revenue or operating results;

o	changes in market valuation of companies in our industry generally;

o	announcements of research activities and technology innovations or new products or services by us or our competitors;

o	failure to meet expectations of performance;

o	developments in or disputes regarding copyrights, trademarks, patents and other proprietary rights; and

o	general economic conditions.

As a result of the registration statement of which this prospectus is a part, a significant number of restricted shares will have been registered and made available for sale. Sales of a substantial number of shares of our Common Stock in the public market (including the shares offered under this prospectus, under other registration statements and shares available for resale under Rule 144 under the Securities Act) or the perception that such sales could occur, could significantly depress the prevailing market price of our Common Stock.

We expect quarterly revenue and operating results to vary in future periods, which could cause our stock price to fluctuate.

Our limited operating results have varied widely in the past, and we expect they will continue to vary from quarter to quarter as we attempt to commercialize our product and develop the new IT support business. Our quarterly results may fluctuate for many reasons, including a limited operating history and dependence on a limited number of customers for a significant portion of our revenue.

As a result of these fluctuations and uncertainties in our operating results, we believe quarter-to-quarter or annual comparisons of our operating results are not a good indication of our future performance. In addition, at some point in the future, these fluctuations may likely cause us to perform below the expectations of public market analysts or investors. If our results fall below market expectations, the price of our Common Stock will be adversely affected.

In addition we believe that various other factors may cause the market price of our Common Stock to fluctuate, including announcements of:

o	New services being offered by our competitors;

o	Developments or disputes concerning intellectual property proprietary rights;

o	Our failing to achieve our operational milestones; and

o	Changes in our financial conditions or securities or analysts’ recommendations.

The stock markets, in general, and the shares of IT companies, in particular, have experienced extreme price fluctuations. These broad market and industry fluctuations may cause the market price of our Common Stock to decline. In addition, the low trading volume of our stock will accentuate price swings of our stock.

The market for our stock has not been liquid.

Our Common Stock is currently quoted for trading on the OTC Bulletin Board. As a result, the liquidity of our common stock is limited, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and the lack of coverage by security analysts and the news media of the Company. The average daily trading volume for our Common Stock during the three months prior to the date of this prospectus was approximately 2,000 shares per day. Therefore, holders of our Common Stock may have difficulty selling their shares in the public markets.

Future sales of shares by existing stockholders, or perceptions of these sales, could cause the stock price to decline.

If existing stockholders sell, or indicate an intention to sell, substantial amounts of the Common Stock in the public market, the trading price of the Common Stock could decline. Following effectiveness of the initial resale registration statement related to this offering, or if necessary a secondary or tertiary resale registration statement, approximately 8,214,000 shares of Common Stock, and up to 6,842,000 additional shares of Common Stock issuable upon exercise of the warrants, will be eligible for sale in the public market. If any of these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of the Common Stock could decline.

Our ability to issue additional securities without stockholder approval could have substantial dilutive and other adverse effects on existing stockholders and investors in this offering.

We have the authority to issue additional shares of Common Stock and to issue options and warrants to purchase shares of our Common Stock without stockholder approval.  Future issuance of Common Stock could be at values substantially below the offered price of the Common Stock, and therefore could represent further substantial dilution.  As of September 12, 2007, we had outstanding options exercisable to purchase up to 134,084 shares of Common Stock and outstanding warrants exercisable to purchase up to 9,118,019 shares of Common Stock.  Exercise of these warrants and options could have a further dilutive effect on existing stockholders and you as an investor.

Issuances of additional equity securities in the future, including through the exercise of any of our outstanding warrants or options could significantly dilute the holdings of our stockholders.

In connection with our equity and debt financing with West Coast Opportunity Fund, LLC (“WCOF”), we issued warrants to purchase 6,500,000 shares of Common Stock exercisable for 5 years at an exercise price of $2.60 per share with expiration dates of June 15, 2012 and July 11, 2012, and in addition we have further issued additional warrants to other investors purchase up to 2,618,019 shares of Common Stock with varying expiration dates from December 29, 2007 to June 15, 2012 and exercise prices from $1.00 to $2.60.

As we issue stock or convertible securities in the future, including for any future equity financing or upon exercise of any of the outstanding stock purchase warrants and stock options, those issuances would dilute our stockholders. If any of these additional shares are issued and are sold into the market, it could decrease the market price of our Common Stock and could also encourage short sales. Short sales and other hedging transactions could place further downward pressure on the price of our Common Stock.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

In addition to historical information, the following discussion contains statements that plan for or anticipate the future;“forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, that are subject to risks and uncertainties. These forward-looking statements include statements about our future business plans and strategies, future actions, future performance, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, objectives of management, and other such matters, as well as certain projections and business trends, and most other statements that are not historical in nature, that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. Forward-looking information may be included in this Registration Statement or may be incorporated by reference from other documents we have filed with the Securities and Exchange Commission (the “SEC”). You can identify these forward-looking statements by the use of words like “may,” “will,” “could,” “should,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. Forward-looking statements do not guarantee future performance, and because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. These risks and uncertainties include, without limitation, those detailed from time to time in our filings with the SEC.

We have based the forward-looking statements relating to our operations on management's current beliefs expectations, estimates, and projections about us and the industry in which we operate, as well as assumptions and information currently available to us. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In particular, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Because forward-looking statements involve future risks and uncertainties, there are several important factors that could cause actual results to differ materially from historical results and percentages and from the results anticipated by these forward-looking statements.

For example, a few of the uncertainties that could affect the accuracy of forward-looking statements include, without limitation:
o	Whether or not our products are accepted by the marketplace and the pace of any such acceptance;

o	Our ability to continue to grow our Tools and Enterprise businesses;

o	Improvements in the technologies of our competitors;

o	Changing economic conditions; and

o	Other factors, some of which will be outside of our control.

Our business model is primarily focused on delivering IT support services. We are leveraging the recent advances in software, IT monitoring systems, and communications, to build a new, leading edge, global support infrastructure, providing 24x7 software support to large and medium sized companies. The new application onboarding and monitoring processes that we have developed should allow for cost savings over existing IT service providers. We believe the IT support offerings offered using our software, systems and processes will provide a quality product to a wide range of business enterprises and provide a maximum return on our investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

Results of Operations

We experienced a net operating loss (EBIT) of $1,398,576 for the six months ended June 30, 2007 compared to a net operating loss of $794,991 for the same six months in 2006.

2006 was a transitional year for us with the acquisition of AtlasTG on January 20, 2006 and the sale of our previous business, operated from within TDC, on September 14, 2006. We incurred an overall net operating loss from continuing operations of $1,780,896 for the year ended December 31, 2006 compared to a net operating loss for continuing operations for the year ended December 31, 2005 of $194,896. This change is attributed to the sale of certain of our TDC product lines that generated revenue in 2005.

On January 26, 2007 the Company acquired all of the assets (but not the liabilities) and 700 customers of BLive Networks, Inc., for a consideration of 1,150,000 shares of common stock of the Company. Included with these assets was 49% of a Canadian company called InfoBuild Networks (Canada) Inc. (since increased to 100% by way of the exercise of an option over the over 51%) and the assets acquired have been injected into this company and the name of it has been changed to BLive Networks Inc. and the business has continued to trade through this company. The assets acquired have been consolidated into these financial statements and the results of BLive from January 26, 2007 have been included after making adjustments for certain pre-acquisition and post-acquisition events. For the period to June 30, 2007, BLive traded at a small loss before amortization and is expected to make a profit for the 2008 year, before amortization, as it is integrated into the overall business.

Revenues

Because 2006 was a transitional and development year, revenue was limited to $39,706 from consulting activities performed during the third and four quarters of fiscal year 2006. Our revenue for the year ended December 31, 2006 came from these consulting services, which were an adjunct to our new main business focus. This figure is substantially lower than our December 31, 2005 revenue of $593,595 when we had the TDC product lines. The TDC business was sold to the former management on September 14, 2006 and the TDC revenue and expenses have been treated as discontinued operations in the attached financial statements for the year ended December 31, 2006~~.~~ TDC earned 73% of total revenues in 2005 from developing customized multimedia authoring tools or multimedia applications or presentations for three large multi-national corporations and the balance of its revenue came from sales of its proprietary iShell® or iShell Mobile products.

Total revenues for the first six months ended June 30, 2007 were $281,716, split as to $175,903 for the three months ended June 30, 2007 and $105,813 for the three months ended March 31, 2007. There are no relevant comparative revenues for the six months ended June 30, 2007.

The revenue of $281,716 can be split into three categories: a) revenue from consulting services and placing consultants with third parties of $143,553; b) sales support services software through our BLive operations of $59,924 for the five months following the acquisition of BLive; and c) $78,239 of onboarding and support sales, which is the first revenue generated by our new mainstream business. The consulting services are being provided to potential software support customers from our Redmond office and the provision of consultants is through a joint venture with Breard LLC where we are operating a staff augmentation consulting service for potential support customers as a first step in developing a relationship with these potential customers.

While the revenue in the first quarter came from the provision of consulting services and from our new BLive operation, the bulk of the increase in our revenue for the second quarter came primarily from our first IT support customers that we began providing services to in March 2007. We completed the onboarding to our first customer, Mobile Content Networks, Inc. (“MCN”), in Palo Alto, California in March 2007. MCN provides real-time mobile search solutions to 3GSM mobile telephone networks such as D2 of Japan and Total Access Communications Plc (“DTAC”) of Thailand. At the end of 2006, D2 Communications, the largest mobile advertising agency in the world, released its FM Radio Search service to DoCoMo handset users providing listeners of FM radio with one click access to ringtones, music downloads, CDs and DVDs through MCN’s MobileSearch.net platform. MCN is currently working with over twenty partners in ten countries who are developing solutions based on its platform.

We are currently onboarding our second IT application support customer, Viewpath.com (“Viewpath”) and we expected to start generating revenue from this customer before the end of the third quarter. We have entered into an agreement with Viewpath that calls for us to provide 24x7 support to Viewpath's customers and to monitor its highly sophisticated .NET application.

We are also in discussions with a major international IT company to provide our application support services and will hopefully enter into a preliminary agreement with this company by the end of the third quarter and it is this contract that unlocks the WCOF escrow deposit.

We anticipate that revenue from our new IT support services will increase during the year as new customers are recruited and onboarded by our newly appointed sales and onboarding partners. To date, we have appointed Universal Information Technology Group, Ltd. (“UniTech”) and PA Consulting from the UK and the Italian IT consulting company Bizmatica Sistemi s.r.l., as onboarding partners for our software services and IT support. We are currently negotiating with another party in Europe and are close to finalizing an agreement with a large international consulting firm to also become our onboarding partner in the United States.

With the acquisition of the business of BLive in January 2007, we acquired 700 customers and an established annual revenue base of approximately $250,000. We are planning to integrate the BLive business and proprietary support tools to strengthen our remote technical support and sales, both externally, and for our internal corporate Helpdesk support departments. BLive targets users within the worldwide Helpdesk support market, which diversifies our revenue base.

Cost of Sales

Our cost of sales for the year ended December 31, 2006 was $68,000, which includes an allocation of salary costs related to the consulting work performed and engagement fees. Some of these costs are expected to be recovered from revenue expected to be generated in 2007.  For the year ended December 31, 2005, the cost of sales, from the now discontinued TDC business, included royalties paid to third parties for licensed technology, costs associated with order fulfillment, credit card fees, web hosting fees, and costs associated with consulting services, including salaries, subcontractor fees, and out-of-pocket expenses. Our cost of sales were $214,606 for the year ended December 31, 2005. Because these operations were discontinued, our cost of sales were significantly decreased in 2006.

Our cost of sales for the first half of 2007 was $193,691 compared to $83,711 in the first three months to March 31, 2007. This includes an allocation of salary costs related to the consulting work performed and BLive support services provided, as well as the salaries and engagement fees for the consultants provided and the share of income for our joint venture partner. The salary costs for our mainstream support services are included under operating expenses with the IT software development and support line. There are no comparable cost of sales for the first half of 2006 as AtlasTG was still developing its software tools and BLive was acquired in January 2007.

Operating Expenses

During 2006, we have been developing our new software tools for onboarding and monitoring of our customer’s software applications. In the past we have expensed all of our software development costs in the period the costs were incurred. With the new software purchased and developed through our AtlasTG line of business reaching the live beta and production testing stages, and by year end the production implementation stage, our board of directors adopted Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed” (“SFAS 86”) and capitalized certain software development costs that meet the requirements of SFAS No. 86. There are no 2005 comparative figures as AtlasTG was acquired on January 20, 2006 and the expenses from the TDC line of business have been treated as discontinued operations.

As a result of the adoption of SFAS No. 86, $454,942 of software development costs were capitalized during the year ended December 31, 2006, which were in addition to the $835,192 of IT software costs we acquired with AtlasTG on January 20, 2006. These capitalized costs will be amortized over three years from the date on which the new AtlasTG business goes into full commercialization. However, not all of the software development costs for the year met the requirements of SFAS No. 86, and $859,780 of software development costs have been expensed in the year ended December 31, 2006.

In the first half of 2007, $193,676 was capitalized (compared to $407,572 in the first half of 2006) with $642,377 of IT development and support costs being expensed compared to $374,096 in the first half of 2006. In the second quarter of 2007 a net $406,959 was expensed compared to $270,117 in the second quarter of 2006.

With our software now going into production with real-time customers the amount being capitalized in future periods will substantially reduce and in future periods more or our costs will be directed at our support functions rather than development functions.

Also during 2007 and more particularly in the second quarter of 2007 as the value of the US dollar has fallen against both the Euro and the New Zealand dollar, the cost of our operations in both Malta and New Zealand have increased in US dollar terms even though the local costs have not increased substantially.

Sales and marketing expenses for the period ended December 31, 2006 were $136,260 and consist primarily of compensation and benefits, plus advertising expenses which are primarily the costs incurred in the design, development, and printing of our literature and marketing materials including website design. We expense all advertising expenditures as incurred. Sales and marketing expenses for the previous business for the year ended December 31, 2005, were $132,262. These expenses have been reclassified as discontinued operations.

Sales and marketing expenses for the six months ended June 30, 2007 were $131,931 (which is in line with the level of expenditure in the first quarter of 2007) compared to $44,524 for the six months ended June 30, 2006. Sales and marketing expenses for the quarter ended June 30, 2007 were $65,616 compared to $32,292 for the quarter ended June 30, 2006. Sales and marketing expense consists primarily of compensation and benefits for our sales and marketing team, plus advertising expenses which are primarily the costs incurred in the design, development, and printing of our literature and marketing materials. Sales and marketing expenses will continue to grow as we move into the growth stage and as we continue to expand our market presence in 2007.

With the acquisition of AtlasTG we acquired a substantial amount of computer equipment, as well as office furniture and fittings in the various offices. As a result we incurred depreciation expense for the year ended December 31, 2006 of $106,326.

Depreciation and amortization expense increased substantially in the second quarter ended June 30, 2007 to $111,956. $88,137 of this was amortization of the IT technology and customer lists that we purchased as part of the BLive assets, which are being amortized over the next three years. When this is deducted the remaining depreciation charge for the six months ended June 30, 2007 at $23,819 is in line with the depreciation charge of $22,522 incurred in the first quarter of 2007. There are no relevant comparables for 2006 as the business and software were in the development phase. As we move into the full support phase in the coming months, the amortization of the capitalized software over three years will begin and this will also become a significant expense in future periods, which will offset the increase in revenue from our application support operations.

General and administrative expenses consist primarily of compensation and benefits, fees for professional services, and overhead. General and administrative expenses were $650,236 for the year ended December 31, 2006, while the general and administrative expenses for the year ended December 31, 2005 were $359,050. $194,896 of this figure for 2005 is attributed to the ongoing business with the rest reclassified as part of discontinued operations. The difference between 2005 and 2006 is attributed to the increase in employees and additional operating locations in 2006. With the acquisition of AtlasTG, we also incurred additional overhead expenses with the addition of a new group operating head office in Malta, the addition of a subsidiary office in New Zealand and a subsidiary office in Redmond, Washington. Following the sale of TDC we closed the previous operating head office in San Francisco.

General and administrative expenses were $577,856 for the six months ended June 30, 2007 compared to $376,371 for the six months ended June 30, 2006. General and administrative expenses were $266,877 for the quarter ended June 30, 2007 compared to $227,297 for the quarter ended June 30, 2006. The differences between the two years is attributed to an increase in administrative costs associated with an increasing number of executives; additional costs that are attributed to and increase in employees and rental expenses associated with our additional operating location we added in Redmond, Washington in the middle of 2006. In addition, three members of the executive team worked without compensation in the first quarter of 2006. It is expected that general and administrative costs will be maintained at the present level during the remainder of 2007.

Interest Income, Expense and Other Financing Charges

Interest expense and financing charges for the year ended December 31, 2006 were $36,209 and arose primarily from an advance received from a third party during the year which is repayable on March 30, 2007 (subsequently extended to September 30, 2007) and evidenced by a Note Payable.

There was also interest earned of $468 on credit bank balances during the year ended December 31, 2006. In the year ended December 31, 2005 we accrued $22,667 of interest income on the advances made to AtlasTG in the 2nd half of 2005. With the acquisition of AtlasTG in January 2006, this interest income was eliminated as a consolidation entry.

Interest expense was $30,862 for the six months ended June 30, 2007 and $19,569 for the quarter ended June 30, 2007. For the six months ended June 30, 2006 interest was a net income of $2,288. The increase in the second quarter of 2007 is attributable to the accrual of interest on the $2,500,000 borrowed from WCOF as detailed in Note 5 to the financial statements. Interest expense will be an increasing cost for the remainder of 2007 and through 2008 as interest expense is accrued and paid on the full WCOF facility of $5 million at an interest rate of 5%. Some of this expense will be offset by interest income on the escrow deposit which accounted for the bulk of the interest income in the period.

Following the issuance to WCOF of 3,250,000 shares of Common Stock in the form of “yield enhancement shares” and a warrant exercisable for five years to purchase 3,250,000 shares of Common Stock at an exercise price of $2.60 per share (see Note 5 to the financial statements) and other associated transactions, we have been required to carry out a series of Black-Scholes valuations to fair value the various securities that have been issued and then to account for them as additional paid in capital that has then been either expensed as the $1,415,181 of other financing charges in the quarter ended June 30, 2007, or accounted for as unamortized debt discounts of $2,429,775. These debt discounts will be then be amortized over the 17 months to the repayment date of the debt on November 30, 2008 along with a similar level of financing charges from the second tranche of $2,500,000 drawn down on July 11, 2007 and placed in escrow until the terms of release are met.

The offering of these unregistered securities were exempt from registration pursuant to Rule 506 promulgated under the Securities Act of 1933. WCOF represented to us, in writing, that it was an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933. The proceeds from these sales of unregistered securities are being used for general working capital purposes.

Discontinued Operations

The sale of our TDC line of business, in early 2006, resulted in income of $173,853 (after taxes) from discontinued operations compared with income of $23,730 for the year ended December 31, 2005. This sale of assets offsets some of the losses we experienced in 2006 and 2005 from the TDC business.

Provision for Income Taxes

$1,914 of income tax provision was recorded for the year ended December 31, 2006, which related to the taxes due for the 2005 year. Income taxes in the amount of $3,882 were reported in the year ended December 31, 2005, which related to taxes for the years 2003 and 2004. The 2003 tax return had not been prepared when the 2004 financial statements were completed and therefore there was no tax provided in the 2004 financial statements.

Income taxes for the six months ended June 30, 2007 were $25 (being withholding taxes deducted from interest income) which is the same as in the six months ended June 30, 2006.

Foreign Exchange Translation

There was also $784 of foreign exchange gains for the year ended December 31, 2006. We had no loss or gain for the year ended December 31, 2005. This contrasted with $146,074 of unrealized exchange losses for the first six months end June 30, 2007, when there were a number of countervailing movements in both the US Dollar, the Euro and the New Zealand Dollar.

The Company reports in United States Dollars (“USD”) but through its subsidiaries does business in the United States, Malta, and New Zealand. BLive does business both in US and Canadian dollars, but primarily in USD. The Company seeks to borrow in USD to match with the reporting currency, but business units outside of the US receive some revenue and incur expenses and credit in foreign currencies.

Transactions denominated in foreign currencies are translated at the rates of exchange ruling on the dates of the transactions. Monetary assets and liabilities expressed in foreign currencies are translated at the rates of exchange prevailing at the end-of-period exchange rates and the translation differences are reported as other comprehensive income.

Comprehensive Net Income (Loss)

The comprehensive net loss for the year ended December 31, 2006 was $1,817,767. We incurred an operating loss of $1,991,620 from continuing operations which was offset by the recovery of $173,853 (after taxes) on the sale of the assets associated with the TDC business. The net loss for the year ended December 31, 2005 was $175,791. The 2005 net loss consists of a loss of $199,521 for the parent company, and a profit of $23,730 from discontinued TDC operations sold in September 2006.

We experienced a net operating loss (EBIT) of $1,398,576 for the six months ended June 30, 2007 compared to a net operating loss of $794,991 for the first six months of 2006. The net operating loss for the quarter ended June 30, 2007 was $785,485 compared with a net loss of $529,706 for the quarter ended June 30, 2006.

When our net operating loss of $1,398,576 is added to our net interest and other financing charges of $1,443,977, taxes of $25 and foreign exchange translation losses of $146,074, our comprehensive loss for the six months ended June 30, 2007 is $2,988,652 compared to a comprehensive loss of $836,236 for the six months ended June 30, 2006. The comprehensive net loss for the quarter ended June 30, 2007 was $2,205,846 compared with a comprehensive loss of $543,221 for the quarter ended June 30, 2006.

We do not expect to be profitable during 2007, but we expect our level of operating losses to reduce as we gain new application support customers and increase our revenue throughout the year.

Liquidity and Capital Resources

On December 31, 2006, we had cash on hand of $130,991 compared to $52,344 at December 31, 2005. During the year ended December 31, 2006 we raised $2,439,753 through the sale of new equity securities (before costs) to finance the development of the new AtlasTG business compared to $1,069,755 raised in the year ended December 31, 2005. Sales of equity have historically been our primary source of funding. We will need to continue to successfully raise additional capital through the sale of our equity securities throughout 2007 to finish the development phase of our software, hire and train staff and successfully bring in new customers to achieve our revenue targets.

The capital raised during both 2006 and 2005 has been used to develop the IT support tools and platform for our new business line. The net loss for 2006 was funded out of our new equity issuances.

At June 30, 2007 we had total cash resources of $581,470 compared to $214,766 at March 31, 2007 and $130,991 at December 31, 2006. At June 30, 2007, the Company also had $1,500,000 of restricted cash in a restricted escrow account at Wells Fargo N.A.,

During the second quarter we arranged a further $475,000 of short-term loans from a stockholder in the early part of the quarter, which were subsequently converted to equity following the completion of the closing of the first tranche of the Securities Purchase Agreement with WCOF. The WCOF facility yielded us a medium term loan in the amount of $5,000,000 ($2,500,000 made on June 15, 2007 and $2,500,000 made on July 11, 2007), which is repayable on November 30, 2008. $1,500,000 of the first tranche of the loan was placed into an escrow account with Wells Fargo Bank, N.A. (“Wells Fargo”) as shown in the consolidated balance sheet. Pursuant to the terms of an Escrow Agreement, dated June 15, 2007, between the Company, WCOF and Wells Fargo, the amount of $1,500,000 will not be released from escrow, unless one of our subsidiaries enters into contracts with certain customer entities, totaling $1,000,000 in annual, non-contingent future revenues prior to 5:00 p.m. on December 31, 2007.

The escrow account for the second tranche of $2,500,000 made on July 11, 2007 will not be released from escrow, unless Atlas US, the Company or any of its subsidiaries enters into contracts with certain customer entities, totaling $5,000,000 in non-contingent future revenues prior to 5:00 p.m. on December 31, 2007.

Critical Accounting Policies

Our critical accounting policies are described in Note 2 to the accompanying financial statements - Basis of Presentation and Summary of Significant Accounting Policies of the Notes to our financial statements.

Our discussion and analysis of financial conditions and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of the financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate the estimates that we have made. These estimates have been based upon historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Allowance for Doubtful Accounts.

We regularly review our accounts receivable and where necessary, set up and maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments, which is included in our bad debt expense. Management determines the adequacy of this allowance by regularly reviewing our accounts receivable aging and evaluating individual customer receivables, considering customers’ financial condition, credit history and current economic conditions. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Revenue Recognition.

Revenue is generally recognized when all the following criteria are met: (a) persuasive evidence that contractual agreement exists, (b) delivery has occurred and (c) the fee is fixed or determinable and collection is probable. If all aspects but the last have been met or if post contract customer support could be material, revenue is recognized with payments from customers are received. Any losses on contracts are recognized immediately.

Income Taxes.

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Significant judgment is required in determining our provision for income taxes. We assess the likelihood that our deferred tax asset will be recovered from future taxable income, and to the extent we believe that recovery is not likely, we establish a valuation allowance. We consider future taxable income projections, historical results and ongoing tax planning strategies in assessing the recoverability of deferred tax assets. However, adjustments could be required in the future if we determine that the amount to be realized is less or greater than the amount that we recorded. Such adjustments, if any, could have a material impact on our results of our operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

BUSINESS

Overview

We are currently a reporting company under Section 12(g) of the Exchange Act and our Common Stock is quoted on the OTC Bulletin Board. At the annual general meeting of the Company on July 12, 2007, the Certificate of Incorporation of the Company was amended to change the name of the Company from Tribeworks, Inc. to Atlas Technology Group, Inc. As of August 16, 2007, the Company’s Common Stock now trades under the ticker symbol ATYG.OB with the new CUSIP number of 049432 107 and new ISIN number of US0494321070.

We were incorporated in August 1998 as Tribeworks, Inc., a California corporation (previously defined as “California Tribeworks”). On November 2, 1999, we entered into a transaction with Pan World, whereby Pan World agreed to provide financing in connection with the merger of a newly formed subsidiary of Pan World into California Tribeworks (the “Recapitalization”). Prior to the Recapitalization, Pan World never had any material operations. As a result of the Recapitalization, shareholders of California Tribeworks exchanged all of their shares of California Tribeworks for Pan World common stock. Subsequent to the Recapitalization, we were reincorporated in Delaware as Tribeworks, Inc. We opened a wholly-owned subsidiary in Japan, Tribeworks Japan, in August 2000, which engaged in sales and professional services activities primarily in our Enterprise application development business, until it was closed during the third quarter of 2004.

Beginning in 2003, we partnered with Kinoma to create new products for the mobile software market, specifically targeting Palm OS devices. Kinoma makes Kinoma Player, which is a high-resolution, interactive movie player for handhelds running the Palm OS. We developed two products in partnership with Kinoma that create Kinoma Player content, iShell Mobile, an iShell-based application development tool, launched in October 2003, and Kinoma Media Album, a consumer multimedia management tool, launched in May of 2004.

During 2005, the previous business lines of Tribeworks were separated into a wholly owned subsidiary named Tribeworks Development Corporation (previously defined as “TDC”). The TDC business was primarily built around the sale of software through two main distribution channels: the graphics software tools business and proprietary products called iShell® or iShell Mobile and an enterprise application development business. TDC was sold to its former management on September 14, 2006. Until approximately the middle part of 2006, the iShell line of products and an enterprise application development business were our primary product offering and business. The former assets, liabilities and business operations of TDC were reclassified as discontinued operations in the financial statements in annual report for the year ended December 31, 2006 on Form 10-KSB.

On January 20, 2006, the Company acquired 100 percent of the issued capital of TakeCareofIT Holdings Limited (now renamed Atlas Technology Group Holdings Limited), a Malta corporation, and its subsidiaries, who have been collectively doing business as Atlas Technology Group for $37,235 in cash and assumed $1,143,780 of current liabilities (of which $1,073,744 plus interest was due to Tribeworks). Atlas Technology Group Holdings Limited was established in September 2004 to provide external IT application support services for organizations with large IT functions. The new Atlas Technology Group line of business acquired, together with all related developments in this regard since the acquisition are hereinafter collectively described as “AtlasTG”.

The results of the AtlasTG operations, from the date of acquisition, January 20, 2006, are included in the December 31, 2006 financial statements as presented in this document.

TakeCareofIT Holdings Ltd., was established in September 2004 to provide external IT application support services for organizations with large IT functions. The AtlasTG IT support business will be our primary business focus going forward. We plan to become a leading IT outsourcing support company for custom software applications worldwide. After extensive beta testing, the AtlasTG business line is now at the revenue launch stage with the first support customers being signed on in February 2007. Our in-house developed tools and processes needed to onboard IT applications and provide remote IT application support are now ready to meet the needs of our customers.

On January 26, 2007 the Company acquired all of the assets (but not the liabilities) including its IT technology, trademarks and 700 customers of BLive Networks Inc., in exchange for the issuance of 1,150,000 shares of restricted Common Stock of the Company. 150,000 of these shares of Common Stock were for an M&A Advisory Fee. Additionally, in consideration of the payment by Petroleum Corporation of Canada Limited (“Petroleum Corp.”) of $100,010, the Company agreed to issue to Petroleum Corp. 100,000 fully paid shares of Common Stock and a warrant to purchase 300,000 shares of Common Stock exercisable for a period of two years at a strike price of $1.25 per share.

Included in the assets was 49% of a Canadian company called InfoBuild Networks (Canada) Inc., and subsequent to the initial acquisition an option to purchase the remaining 51% of InfoBuild Networks (Canada) Inc was exercised. The assets acquired have been transferred into InfoBuild Networks (Canada) Inc. and the name of that company has been changed to BLive Networks Inc. and hereon this business if referred to as (“BLive”). The assets acquired have been consolidated into the financial statements presented herein along with the results of BLive from January 26, 2007.

Operation of Business

Our primary service is remotely supporting custom and complex software applications for customers who want to outsource non-core business processes and focus on their core competencies, through the use of proprietary processes and monitoring systems.

Our initial support centers are based in Malta and Wellington, New Zealand, with technical support from a small staff in Redmond, Washington, creating “follow-the-sun” 24 hour coverage. As business grows, additional locations will be added to increase capacity, as needed.

The Company continues to test and harden its new software tools and is now beginning to implement its plan of selling software support services, and is pursuing sales in the western United States (“US”), the European Union (“EU”), specifically the United Kingdom and Italy. The Company now has support contracts with three customers in the US. The Company will continue to target customers in Italy, the UK and the west coast of the US before it later expands its sales efforts worldwide.

The Company is initially marketing to four targeted groups of potential clients:

1)	Directly to initial pilot customers, who will serve as final beta test opportunities for the Company’s systems, software monitoring and incident management systems;

2)	Agent companies, who are strategic partners and will represent the Company in specific regions in defining strategic reseller and onboarding partners;

3)	Onboarding partners who have the internal capabilities to select and technically audit, harden, stress-test, and document complex software systems; and

4)
Reseller channel partners who will be the backbone of the Company’s sales strategy. With existing large customer bases of large and complex software systems, resellers will be provided the advanced AtlasTG tools and systems to monitor and support highly complex software systems on an ongoing basis.

The acquisition of BLive has further expanded the Company’s capability of delivering high quality outsourced support into the IT Support market. Prior to our acquisition of BLive, BLive developed and operated interactive support tools for companies providing IT support worldwide. Utilizing proprietary technology, BLive’s systems are used by companies for remote technical support and sales, both externally, and for internal corporate ‘Helpdesk’ support departments. This technology enables service providers to deliver faster response times and a personal connection with users and is complimentary to the tools developed by AtlasTG .

We currently have 28 employees and 3 working executive directors. Our primary service of remotely supporting custom and complex software applications for customers who want to outsource non-core business processes and focus on their core competencies, through the use of proprietary processes and monitoring systems, is maintained by our state-of-the-art data centers in Seattle and Malta, and 24x7 “follow the sun” support centers in Malta, Redmond/Seattle, and Wellington.

Products and Services

We are in the business of providing custom, outsourced, application software support services to our customers. These services range from supporting specialized networks and single applications to providing the entire IT infrastructure management for customers who want to outsource IT application support and focus on their core business competencies. Through partnerships with other IT development consultants, fully outsourced IT services can be provided, with hard performance metrics and predictable costs.

With more than thirty years of combined experience in IT support, our management team brings a significant level of knowledge and experience in outsourced application support. Our management team’s experience includes worldwide application support for companies such as JP Morgan, Microsoft, and Avanade.

We have spent two years developing our own proprietary software tools and processes. We are currently leveraging the recent advances in software, monitoring systems, and communications, to build a new, leading edge, global support infrastructure that provides 24x7 software support to large and medium sized companies. These new application on-boarding and monitoring processes should allow for dramatic cost savings over existing legacy IT service providers.

We intend to offer our services worldwide, with the majority of our targeted customers having multi-national operations. Our operations are designed to be a highly distributable venture, with the ability to place people in the best possible locations so that we can provide a seamless service offering across the world. The worldwide IT market is approximately one trillion dollars in size including hardware, software and communications. (Source: Gartner available at http://www3.gartner.com/Init)

The latest trend in outsourcing toward outsourcing application support is dramatic. According to Forrester, Tier 2 application support and business outsourcing is forecast to represent a $220 billion market by 2006 with additional growth averaging 10% annually. According to Forrester the percentage of IT budgets spent on maintaining existing applications was 73% in 2004 and 76% in 2005, and the trend is expected to continue. (Source: Forrester Research, Inc. “2005 Enterprise IT Outlook: Business Technographics North America”).

To many industry leaders, managed services represent an important change to how technology is delivered and consumed. The managed services market has expanded rapidly over the past several years, particularly in the under-served S-MMB market. The S-MMB IT services market estimated to be worth $220 is expected to grow at a CAGR of 7.6% from 2004 to 2008. RMM is the hottest growing segment expected to grow at 36% CAGR though 2008 in North America. A recent study by Forrester cited the S-MMB market at 48% of overall U.S. IT spending, stating that it will surpass enterprise IT spending by 2007. (Source: Gartner - Forecast IT Service, Worldwide, November 2005).

Through our BLive Networks, Inc. subsidiary we also provide our proprietary interactive support tools for both smaller and S-MMB companies via systems that can be used by companies for remote technical support and sales, both externally, and for internal corporate “Helpdesk” support departments. This technology enables our service providers to deliver faster response times and a personal connection with users.

Technical Support and Education

We provide both technical support and training to our customers as well as in-house and external training to our staff. Successful training of our technical support staff is key to our success. During 2006, all of our technical staff received training for various Microsoft technical qualifications. During 2007, we anticipate becoming a Microsoft “Gold Partner” with advanced infrastructure and learning solutions specializations. We believe that by becoming a Microsoft “Gold Partner” this will provide us with additional recognition and therefore revenue opportunities.

Competition

IT software application support is one of the last available outsourcing opportunities in the IT field. While many other IT functions have been outsourced, software application support has traditionally been kept in-house so that management is able to maintain control of this function. In recent years, a number of companies have outsourced all of their IT needs to large IT companies.

There are a large number of traditional consultant competitors competing in the same businesses as us, including IBM, HP, EDS, and Accenture as well as a number of smaller companies. The industry is broken down into three segments: (i) the hardware manufacturers that provide additional IT services; (ii) the large pure-play IT service providers targeting Fortune 500 companies, and (iii) smaller independent companies that generally specialize in specific local markets.

The largest firms that we compete with in terms of 2006 revenue are HP with total revenue of $91.7 billion, of which approximately $15.6 billion is services including IT outsourcing. Source: HP.com.

IBM with total sales of $91.4 billion, of which approximately half, or $49 billion, represents services, and of this amount approximately $17.0 billion is strategic outsourcing services. Strategic outsourcing services is one of IBM’s fastest growing business segments and is growing at 3.2% annually, almost twice as fast as IMB Global Services total revenue. Source: IBM.com.

The pure-play IT service providers, with the majority of their fiscal year ended 2006 revenues coming from IT support services include EDS, with $21.3 billion in revenue (Source: EDS.com), Computer Sciences Corporation with $14.6 billion (Source: CSC.com), Accenture with $18.2 billion (Source: Accenture.com), and BearingPoint Inc. with $3.4 billion in 2006 revenue. (Source: Bearingpoint.com) Our advantage over our larger competitors is that IT support is our main business focus and is not an ancillary service.

Other competitors of ours that provide support services and call centers, especially in India, include Wipro and Infosys. TCS is another of our primary competitors that competes with us globally. Many hosting providers are also attempting to offer ASP services as an add-on. There are other regional players, such as Wavex and Motive that are also targeting the S-MMB market.

The principal advantage of what we offer is the ability to access the computers of our customers remotely. This allows our customers to maintain physical possession of their computers and continue their daily operations. We also compete against our competitors by establishing ourselves as a service provider with deep industry expertise in our sector, which enables us to respond rapidly to market trends and the evolving needs of our clients in our sector.  IT support is our sole business focus, unlike many of our competitors who offer IT support as an adjunct to there existing hardware or software sales.

In addition to the small and large competitors described above, we believe that our single biggest competitive factor is existing in-house support groups. We believe that in-house support groups are currently providing over 90% of IT support services.

Proprietary Rights

We rely on a combination of copyright laws, trademark laws, contract laws, and other intellectual property protection methods (such as signing confidentiality and non-disclosure agreements with potential clients) to protect our technology, names and logos in the United States and other countries. Tribeworks’ patented and trademarked “iShell” product and logo, which until mid 2006 was our lead product, were sold during 2006 to a former staff member of ours.

The acquisition of AtlasTG resulted in additional proprietary rights such as AtlasTG’s unique OnBoarding processes as well as a range of trade secrets relating to its IT support technologies. We are now in the process of applying for a number of patents and trademarks for these systems, processes and their unique names as part of securing our proprietary products and establishing our marketing and branding.

Service Deployment Schedule and Capital Requirements

We have spent the past two years developing our own proprietary software tools and processes and are now beginning to implement our plan of selling IT software support services, and is pursuing sales in the western US and the European Union, specifically the United Kingdom and Italy.

With initial support centers are based in Malta and Wellington, New Zealand, and with technical support from a small staff in Redmond, Washington, we have created “follow-the-sun” 24 hour coverage to offer to our software application support customers. As business grows, additional locations will be added to increase capacity, as needed.

We recently raised $5 million of medium term funds from WCOF, who are now our largest stockholder, and these funds will be used to implement our sales and marketing program and finance our operations as we develop revenue to a breakeven point over the next 12-18 months.

We will need to raise additional equity in mid 2008 to repay the $5 million of medium term debt we have raised from WCOF. The ability to raise this new equity will depend upon our sales and marketing performance over the forthcoming twelve months.

The Company now has support contracts with three customers in the US and is currently negotiating with two more potential US customers, with the aim of concluding at least one of these contracts by the end of the third quarter of 2007 and the other by year, with the target if two more contracts in the forth quarter.

In March 2007 we completed the onboarding of our first IT application support customer, Mobile Content Networks, Inc. (“MCN”), in Palo Alto, California. MCN provides real-time mobile search solutions to 3GSM mobile telephone networks such as D2 of Japan and Total Access Communications Plc (“DTAC”) of Thailand. At the end of 2006, D2 Communications, the largest mobile advertising agency in the world, released its FM Radio Search service to DoCoMo handset users providing listeners of FM radio with one click access to ringtones, music downloads, CDs and DVDs through MCN’s MobileSearch.net platform. MCN is currently working with over twenty partners in ten countries who are developing solutions based on its platform and we aim to support all of their software applications as they grow their business.

We are currently onboarding our second IT application support customer, Viewpath.com (“Viewpath”) and we expected to start generating revenue from this customer before the end of the third quarter. We have entered into an agreement with Viewpath that calls for us to provide 24x7 support to Viewpath's customers and to monitor its highly sophisticated .NET application.

We are about to execute a third IT application support contract with and this customer will be onboarded during September/October 2007 with full support services commencing during the fourth quarter of 2007.

We are also in discussions with a major international IT company to provide our IT application support services and we will hopefully enter into a preliminary agreement with this company by the end of the third quarter of 2007 and it is this contract that unlocks the WCOF escrow deposit described in more detail elsewhere in this document.

The aim is close one new IT application support contract per month over the next twelve months.

Our BLive business which sells its support service software over the internet, has recently increased its marketing spend and is planning to shortly release an upgraded version of its software. The plan is to further revise the BLive software and to develop and enterprise version that will achieve some degree of crossover between the two arms of our IT application support businesses.

While our primary focus is IT application support we also have a joint venture with Breard LLC in Redmond, where we are operating a staff augmentation consulting service for potential IT support customers as a first step in developing a relationship with these potential customers with a view to them becoming an IT support customer over time. It is also a profitable supplement to our mainstream business.

Strategic Partnerships

The marketing plan is to start by targeting customers on the west coast of the US as well as in Italy and the UK, before it later expands its sales efforts worldwide.

The Company is initially marketing to four targeted groups of potential clients:

1)	Directly to initial pilot customers, who will serve as final beta test opportunities for the Company’s systems, software monitoring and incident management systems;

2)	Agent companies, who are strategic partners and will represent the Company in specific regions in defining strategic reseller and onboarding partners;

3)	Onboarding partners who have the internal capabilities to select and technically audit, harden, stress-test, and document complex software systems; and

4)
Reseller channel partners who will be the backbone of the Company’s sales strategy. With existing large customer bases of large and complex software systems, resellers will be provided the advanced AtlasTG tools and systems to monitor and support highly complex software systems on an ongoing basis.

While our initial sales have been made by our internal marketing team, we anticipate that revenue from our new IT support services will increase during the 2008 year as new customers are recruited and onboarded by our newly appointed sales and onboarding partners.

To date, we have appointed UniTech and PA Consulting from the UK and the Italian IT consulting company Bizmatica Sistemi s.r.l., as onboarding partners for our software services and IT support. We are currently negotiating with another party in Europe and are close to finalizing an agreement with a large international consulting firm to also become our onboarding partner in the United States.

Staff and Staff Development

We currently have 28 employees and 3 working executive directors operating from our initial support centers based in Malta and Wellington, New Zealand, and with technical support from a small staff in Redmond, Washington. Through these three locations we have created “follow-the-sun” 24 hour coverage to offer to our IT application support customers.

We actively recruit staff with the appropriate technical qualifications and then train them in the operation of our proprietary software and tools. Over the past twelve months we have provided technical training to our staff through both in-house and external training. Successful training of our technical support staff is key to our success. During 2006, all of our technical staff received training for various Microsoft technical qualifications. During 2007, we anticipate becoming a Microsoft “Gold Partner” with advanced infrastructure and learning solutions specializations. We believe that by becoming a Microsoft “Gold Partner” this will provide us with additional recognition and therefore revenue opportunities.

We pay competitive salaries in relative local market and also operate a performance related bonus and incentive program which is payable both in cash and staff options and stock, so as to retain those individuals capable of achieving challenging our performance standards

Litigation

We are currently unaware of any currently pending or threatened material litigation against us.

Independent Accountants

Our annual financial statements are audited by Williams & Webster, P.S., an independent registered public accounting firm located in Spokane, Washington.

DESCRIPTION OF PROPERTY

Our subsidiary in Malta, has a six (6) year office lease covering approximately 471 square meters located at Level 3, 9 Empire Stadium Street, Gzira GZR04, Malta, expiring on August 14, 2010 at a base annual rent of MTL16,000 (approx US$51,000), which escalates by MTL2,000 per annum (approx US$6,000) until the final year.

Our New Zealand subsidiary, has a four year office lease of the second floor of 139-141 Featherston Street in Wellington, New Zealand expiring on July 31, 2009. The office comprises approximately 300 sq meters with a base annual rental of NZ$55,500 per annum (approx US$38,500) plus 12.5% Goods and Services Tax (“GST”) which is claimable against GST revenue tax payable or is refundable, with two year rent reviews. The annual rental on this lease has just been reviewed to NZ$66,000 (approx. US$46,200).

Our US subsidiary, has a three year office lease of Suite 2001 at the Limited Edition Office Park, 2001 152nd Avenue NE, Redmond, Washington, expiring on July 31, 2009. The office comprises 3,825 rentable square feet at a base annual rental of US$61,200 in the first year, escalating to $68,850 in the 2nd year and $76,500 in the 3rd year.

All of the aforementioned leased facilities are adequate for our current needs.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below is the name, age, years of service and positions of our executive officers and directors of the Company as of September 13, 2007.

Name	Age	Position	Officer/Director Since

Robert E. Altinger	45	Director and Chairman of the Board	August, 2005

Andrew J E Berger	46	Director	June 2006

W. Gordon Blankstein	57	Director	August, 2005

Robert C. Gardner	66	Director	August, 2005

Peter B. Jacobson	46	Director and CEO	June, 2005 CEO since August 2005

B.S.P. (Paddy) Marra	61	Director and CFO	December 2005 CFO since Sept. 2005

Michael T. Murphy	39	Chief Operating Officer	July 2006

The directors serve until their successors are elected by the stockholders. Vacancies on the Board of Directors may be filled by appointment of the majority of the continuing directors. The executive officers serve at the discretion of the Board of Directors. The directors named above will serve until our next annual general meeting of stockholders in 2008. Directors will be elected for one-year terms at the annual general meeting. All officers and directors listed above will remain in office until the next annual general meeting of our stockholders, and until their successors have been duly elected and qualified.

There are no agreements with respect to the election of directors. During 2007, we have not compensated our directors for service on our Board of Directors, any committee thereof, but they have been reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. Officers are appointed annually by our Board of Directors and each executive officer serves at the discretion of our Board of Directors. We do not have any standing committees. Our Board of Directors may in the future determine to pay directors’ fees.

None of our officers and/or directors have ever filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws.

Biographical Information of Executive Officers and Directors

Robert Altinger, 45 - Director

Prior to founding Atlas Technology Group, a Malta company (“Atlas Malta”), Robert Altinger was Principal Consultant of WebConsult, Inc, a Microsoft- approved vendor of IT consulting services since September 2001. Prior to joining WebConsult, Inc., Mr. Altinger had over 20 years of IT experience, including serving as Director of Worldwide IT Operations for Avanade Corp, in various capacities at Microsoft, including Director of Product Group IT Services, and prior to that at JP Morgan. Mr Altinger obtained a B.Sc. (Eng.) from Exeter University in the United Kingdom in 1986.

Andrew Berger, 46 - Director

Andrew Berger recently retired from the position of Vice President of Alien Technology Europe, a world leader in RFID technologies. Mr. Berger was responsible for all European activity. Prior to joining Alien Technology, Mr. Berger was an equity partner and founding member of Accenture's strategy practice. He also led Accenture's Northern European supply chain practice and global Supply Chain Innovation team. Prior to joining Accenture, he served as an operational Intelligence Officer with the Airborne and Special Forces divisions of the British Army. He has a Bachelor's of Science from Bristol University and an MBA with Distinction from London Business School.

W. Gordon Blankstein, 57 - Director

Gordon Blankstein is currently a member of the board of directors of Genco Resources, Ltd., a publicly-traded mining company and has been since 2002. He is also a director of Digifonica (International) Limited. From 1997 through 2002, Mr. Blankstein was Chairman and Chief Executive Officer of Global Light Telecommunications, Inc., an American Stock Exchange-listed company. Mr. Blankstein obtained a B.Sc. (Agri.) from the University of British Columbia in 1973 and an MBA from the University of British Columbia in 1976.

Robert C. Gardner, 66 - Director

Robert Gardner is currently Chairman of the Board of Genco Resources Ltd. and a partner in the law firm of Gardner & Associates in Vancouver, BC, Canada. He is also a Director of Kootenay Gold Inc. and United Bolero. Mr. Gardner is a corporate lawyer and has practiced law there since 1989. Mr. Gardner and obtained a M.A. from Cambridge University in Cambridge, United Kingdom in 1961 and a L.L.M. degree from Cambridge University in 1962.

Peter B. Jacobson, 46 - Director and CEO

Prior to joining Atlas and Tribeworks, Peter Jacobson was founder and President of Monitor Technologies, Inc., an IT network and support company to Fortune 1000 firms from 1985 to 1995, a partner and Marketing Director of OceanPC, Inc., a leader in computer-based marine GPS navigation systems from 1995 to 2002, and subsequently, was President of First Call Wireless, LLC., a worldwide cellular distribution company, from 2002 until 2005. Peter Jacobson has served on numerous boards of directors, including The Seattle Center, Northwest Children’s Fund, Lakeside Technology Foundation and Creditnet.com. He is a past President of the Washington Young Entrepreneurs Organization. Mr. Jacobson obtained a B.A. from the University of Washington in 1985.

Byran S.P. (Paddy) Marra, 61 - Director and CFO

Paddy Marra has over 30 years of corporate finance experience, including, recently with FreshXtend Technologies Corp. (Canada) (CEO and now Deputy Chairman) a TSX-V listed company, CFO of the Brierley Investments Limited group (New Zealand), and Chairman and CEO of Chamundi Power Corporation Ltd. (India). Paddy Marra has degrees in both Accounting and Finance (BCA) and in Economics and Economic History (BA) from Victoria University of Wellington, New Zealand. He is also a Fellow (FCA) of the Institute of Chartered Accountants of New Zealand and is a former member of the Financial Reporting Standards Board in New Zealand and numerous other Boards and Directorships of publicly traded companies. Mr. Marra also acts as Corporate Secretary to the Board of Directors.

Michael Murphy, 39 - Chief Operating Officer

Mike Murphy joined us after a 15 year career at Microsoft Corporation where he was most recently the Senior Director leading the Business Group IT organization. At Microsoft, Mr. Murphy was responsible for critical aspects of Microsoft’s business, including source code management and product localization. His experience includes leading teams throughout the US, Europe, Eastern Asia, and India. Mr. Murphy holds a B.A. in Information Systems from Washington State University.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have not yet adopted a code of ethics for our officers, directors or employees but intend to do so during 2007.

Director Independence

The Board of Directors currently has three independent directors, Messrs. Gardner, Blankstein and Berger.

Board of Directors Composition and Director Qualifications

As of the date of this prospectus, the Board of Directors has not appointed members to a Nominating Committee and is therefore responsible for those matters that a Nominating Committee might otherwise assume. Currently, the Board of Directors has no formal procedures in place for assessing the composition of the Board of Directors or the qualifications of the directors. However, we believe that the individuals currently serving on our Board of Directors are a qualified and diverse group of individuals that possess broad experience at the policy-making level, are committed to enhancing stockholder value and have sufficient time to carry out their duties and to provide insight and practical wisdom based on their experience.

Director Recommendations by Stockholders

The Board of Directors has not established a formal process for consideration of director recommendations from stockholders. The Board of Directors will, however, consider recommendations, if received, in ample time before the preparation and release of the Company’s annual proxy materials. For consideration, a recommendation would typically be submitted to our corporate secretary by the January 1st immediately preceding the annual meeting.

Communications with the Board of Directors

Stockholders may communicate with the Board of Directors, non-management directors as a group, and individual directors by submitting their communications in writing to the Company’s Chief Executive Officer. All communications must identify the author, state that the author is a stockholder of the Company, and be forwarded by certified mail to the following address:

Atlas Technology Group, Inc.
2001 152nd Avenue NE
Redmond, Washington 98052
Attn: Chief Executive Officer

Board of Directors Meetings

Our Board of Directors held one meeting during 2006. The Board of Directors acted by unanimous written consent on sixteen occasions in 2006.

Certain Legal Proceedings

No director, nominee for director, or executive officer of ours has appeared as a party in any legal proceeding that would be indicative of his ability or integrity during the past five years.

Board of Directors Committees

As of the date of this prospectus, the Board of Directors has not formed any committees, but has plans to form committees of the Board of Directors. Therefore, the roles of an Audit, Compensation and Nominating Committee have been conducted by the entire Board of Directors.

Audit Committee

As stated above we do not have an Audit Committee. When choosing the board’s Audit Committee members, the Board of Directors will consider a number of factors, including the business experience and financial expertise of proposed Audit Committee members such that each satisfies the Securities and Exchange Commission’s definition of “audit committee financial expert”.

We do not have an Audit Committee or an “audit committee financial expert” within the meaning of such phrase under applicable regulations of the SEC. Our Board of Directors believes that each of its directors is financially literate and experienced in business matters, and that one or more directors are capable of:

o	Understanding generally accepted accounting principles, or GAAP, and financial statements;
o	Assessing the general application of GAAP principles in connection with our accounting for estimates, accruals and reserves;
o	Analyzing and evaluating our financial statements; and
o	Understanding our internal controls and procedures for financial reporting;

all of which are attributes of an audit committee financial expert. However, the Board of Directors believes that our directors have not obtained these attributes through the experience specified in the SEC’s definition of “audit committee financial expert.”

Nominating Committee

As of the date of this prospectus, the Board of Directors has not appointed members to a Nominating Committee and is therefore responsible for those matters that a Nominating Committee might otherwise assume. Currently, the Board of Directors has no formal procedures for assessing the composition of the Board of Directors or the qualifications of our directors. However, we believe that the individuals currently serving on our Board of Directors are a qualified and diverse group of individuals that possess broad experience at the policy-making level, are committed to enhancing stockholder value and have sufficient time to carry out their duties and to provide insight and practical wisdom based on their experience.

Compensation Committee

We do not currently have a Compensation Committee. Compensation decisions are made by our Board of Directors. Our Board of Directors places high value on attracting and retaining our executives since it is their talent and performance that is responsible for our success. Therefore, our compensation philosophy is to create a performance-based culture that attracts and retains a superior team. We aim to achieve this goal by designing a competitive and fiscally responsible compensation program to:

o	Attract the highest caliber of talent required for the success of our business;

o	Retain those individuals capable of achieving challenging performance standards;

o	Incent our executives to strive for superior company wide and individual performance; and

o	Align management and stockholder interests over both the short and long-term.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning compensation of our executives for the year ended December 31, 2006. No executive officer, other than as listed below, received total compensation from us in excess of $100,000 during 2005.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All other Compen- sation ($)	Total ($)
Peter B. Jacobson, Chief Executive Officer, President and Director	2006	$100,000(1)	-0-	-0-	-0-	-0-	-0-	-0-	$100,000
Robert Altinger, Executive Chairman	2006	$145,000(1)	-0-	-0-	-0-	-0-	-0-	-0-	$145,000
B.S.P. (Paddy) Marra, Chief Financial Officer and Director	2006	$100,000(1)	-0-	-0-	-0-	-0-	-0-	-0-	$100,000
_________________

(1) Messrs. Altinger and Marra are not direct employees, but are engaged through consulting companies who are responsible for paying their salaries, taxes and benefits. Mr. Jacobson receives his salary on an independent contractor basis.

Outstanding Equity Awards at Fiscal Year-End Table

No options or stock awards have been granted to any of our executive officers or directors in the form of equity awards. Pursuant to Item 402(a)(4) of Regulation S-B, the Outstanding Equity Awards at Fiscal Year-End Table is omitted because there has been no compensation awarded to, earned by, or paid to any of the named executive officers or directors required to be reported in that table.

Employment Agreements and Change of Control Agreements

We have not entered into written employment agreements with any of our executive officers named in the Summary Compensation Table above. There are no compensatory plans or arrangements, including payments to be received from us, with respect to a named executive officer, if such plan or arrangement would result from the resignation, retirement or any other termination of such executive officer's employment with us or form a change-in-control of us or a change in the named executive officer's responsibilities following a change-in-control. We may enter into written employment agreements in 2007 with Messrs. Jacobson, Altinger, Marra and our other executive officers.

Option Grants in Last Fiscal Year

We do not currently have any outstanding stock appreciation rights (SARs). No options or warrants were granted in 2006 to any executive officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

No options were exercised in 2006 by any executive officers.

Director Compensation

Directors do not receive any compensation for their services as members of the Board of Directors during 2006, although this could be subject to change during 2007. Directors are reimbursed for expenses in connection with attendance at Board of Directors and committee meetings. Directors are eligible to participate as optionees under our compensatory equity plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of September 12, 2007, certain information regarding the beneficial ownership of our Common Stock by (i) all person known to the Company who own more than 5% of the outstanding Common Stock, (ii) each director, (iii) each of our executive officers, and (iv) all executive officers and directors as a group. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)		Percent of Class (2)
Directors and Officers:

Michael T. Murphy 2812 West Lake Sammamish Pkwy NE Redmond, WA 98052	4,338,636	(3)	12.8%

Robert Altinger The Ridge 31st March Street Gharghur, Malta	1,575,000	(4)	4.7%

Peter Jacobson 111 Via Quito Newport Beach, CA 92663-5503	1,575,000	(5)	4.7%

W. Gordon Blankstein 8011 240 St. Vancouver, B.C., Canada	600,000	(6)	1.8%

Robert C. Gardner 2153, 349 West Georgia St. Vancouver, B.C., Canada	500,000		1.5%

Officers and Directors as a group (7 persons)	6,638,636	(7)	19.6%

5% Shareholders:

West Coast Opportunity Fund, LLC 2151 Alessandro Drive, Suite 100 Ventura, CA 93001	13,000,000	(8)	32.2%

Robert Blankstein 8032 Government Rd. Burnaby, B.C., Canada	4,017,750	(9)	11.6%

WebConsult Limited Bankhaus Carl Spangler Schwatzstr 17 A 5030, Austria	2,202,274		6.5%

Pharaoh Properties Corporation Alves De Souza Houman Colart 6 Cours De Rive 1204 Geneva, Switzerland	2,002,272		5.9%

(1) Includes all shares of our Common Stock with respect to which each holder directly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote or direct voting of such shares or to dispose or direct the disposition of such shares.

(2) Based upon 33,856,805 shares of our Common Stock issued and outstanding as of September 12, 2007.

(3) Includes 975,000 shares held by AMJ Holdings. We anticipate that the shares held by AMJ Holdings will be granted in the form of stock options to our employees in the future. Mr. Murphy, Mr. Altinger and Mr. Jacobson serve as co-trustees of shares held by AMJ Holdings.

(4) Includes 975,000 shares held by AMJ Holdings. We anticipate that the shares held by AMJ Holdings will be granted in the form of stock options to our employees in the future. Mr. Murphy, Mr. Altinger and Mr. Jacobson serve as co-trustees of shares held by AMJ Holdings.

(5) Mr. Jacobson personally owns 600,000 shares of our Common Stock. Includes 975,000 shares held by AMJ Holdings. We anticipate that the shares held by AMJ Holdings will be granted in the form of stock options to our employees in the future. Mr. Murphy, Mr. Altinger and Mr. Jacobson serve as co-trustees of shares held by AMJ Holdings. Mr. Jacobson’s wife, Georgina Jacobson, owns 40,000 shares of our Common Stock and a warrant to purchase 20,000 shares of our Common Stock. Mr. Jacobson expressly disclaims beneficial ownership of shares owned by his wife.

(6) Mr. Blankstein personally owns 600,000 shares of our Common Stock. Yvonne Blankstein, the wife of Gordon Blankstein, owns 530,083 shares of our Common Stock and holds 500,000 shares of Common Stock in trust for Shelby Blankstein. Mr. Blankstein expressly disclaims beneficial ownership of shares owned by his wife and shares that his wife holds in trust for Shelby Blankstein.

(7) This group includes 7 people, 5 of whom are listed on the accompanying table. Paddy Marra, an officer and director, and Andrew Berger, a director, are not listed on the accompanying table and do not currently own any of our Common Stock. To avoid double-counting:  the 975,000 shares of Common Stock held by AMJ Holdings and deemed to be beneficially owned by Robert Altinger, Peter Jacobson and Michael Murphy as a result of their position as co-trustees of AMJ Holdings have only been included once in the total (see Note (3), (4) and (5) above).

(8) Includes 6,500,000 shares of Common Stock and warrants to purchase up to 6,500,000 shares of Common Stock. The shares of Common Stock and warrants are owned directly by West Coast Opportunity Fund, LLC. West Coast Asset Management, Inc. is the managing member of West Coast Opportunity Fund, LLC. Paul J. Orfalea, Lance W. Helfert and R. Atticus Lowe, the members of the Investment Committee of West Coast Asset Management, Inc. exercise shared voting and investment power over the shares of Common Stock and warrants. Each of West Coast Asset Management, Inc. and Messrs. Orfalea, Helfert and Lowe disclaims beneficial ownership of the shares and warrants except to the extent of his or its pecuniary interest therein.

(9) Mr. Blankstein personally owns 2,581,500 shares of Common Stock and indirectly owns 575,000 shares of Common Stock as trustee for Charles Blankstein, the Mr. Blankstein’s minor son. Mr. Blankstein also owns warrants to purchase up to 861,250 shares of our Common Stock.

DIVIDEND POLICY

The payment of dividends is within the discretion of the Company’s Board of Directors. The Company presently intends to retain all earnings, if any, for use in the Company’s business operations and accordingly, the Board of Directors does not anticipate declaring any dividends in the foreseeable future.

We have not previously declared or paid any cash dividends on our Common Stock and presently intend to retain our future earnings, if any, to fund the development and growth of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. We have accrued $5,880 of dividends owed to holders of our Series “B” Convertible Preferred Stock (“Series B Preferred Stock”). The Series B Preferred Stock was converted into Common Stock on December 29, 2006.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Price Range of Our Common Stock

Our Common Stock is currently quoted on the OTC Bulletin Board under the trading symbol ATYG.OB (formerly TWKS.OB). The following table sets forth the range of closing high and low bid quotes for each period indicated as reported by stockwatch.com and reflects all stock splits effected by us:

	2007	2007	2006	2006	2005	2005
	High	Low	High	Low	High	Low
First Quarter	$1.05	$0.85	$1.80	$1.50	$1.40	$0.90
Second Quarter	$1.01	$0.75	$1.70	$1.46	$1.35	$0.72
Third Quarter			$1.60	$1.10	$1.75	$1.26
Fourth Quarter			$1.19	$0.90	$1.80	$1.25

The quotations above reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

We have approximately 200 stockholders as of September 12, 2007 comprising both registered stockholders and those whose shares are held in “street name”.

Equity Compensation Plan Information

We established our 1999 Stock Option Plan (the “1999 Plan”) on November 2, 1999 with 133,333 shares of Common Stock (on an adjusted basis) approved for issuance. We established our 2001 Stock Plan (the “2001 Plan”) on August 16, 2001 with 250,000 shares of Common Stock (on an adjusted basis) approved for issuance. We established our 2004 Employee Stock Incentive Plan (the “2004 Plan”) on March 24, 2004 which allows us to issue options to staff and consultants of up to 25% of our outstanding Common Stock, as determined from time to time, which was equal to 8,464,201 shares at September 12, 2007. The purpose of the 1999 Plan is to grant our Common Stock and options to purchase our Common Stock to our employees and key consultants. The purpose of the 2001 Plan is to grant stock and warrants to purchase our Common stock to employees and key consultants for outstanding cash payments due. The purpose of the 2004 Plan is to grant stock options to purchase our Common Stock, restricted stock (“Restricted Stock”), and stock bonuses to employees, officers and key consultants. The outstanding options at December 31, 2005 and December 31, 2006 were:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans approved by security holders at December 31, 2005	50,334	$6.53	5,702,221
Equity Compensation Plans approved by security holders at December 31, 2006	134,084	$3.10	6,123,867

During the year ended December 31, 2006, options to purchase 6,250 shares of our Common Stock were exercised at an exercise price $0.48 per share.

On December 29, 2006, new options to purchase 90,000 shares of our Common Stock were issued under the 2004 Plan to two staff members and a consultant at an exercise price of $1.00 per share with the options vesting 20% annually starting December 31, 2007.

SELLING STOCKHOLDERS

The following table provides certain information regarding the selling stockholder’s beneficial ownership of our Common Stock prior to and after the offering. The aggregate number of shares in this offering constitutes 13.1% of our issued and outstanding shares of Common Stock and 33.0% of our public float. Beneficial ownership is determined under the Securities and Exchange Commission’s rules, and generally includes voting or investment power with respect to securities. Except where otherwise indicated, each of the following selling stockholders exercises solve voting and investment control over the shares of our Common Stock owned by them.

The shares of Common Stock being offered by the selling stockholders were originally issued by the Company to investors in certain private placement transactions.  We are registering the resale of these shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time.  Except for the ownership of the shares of Common Stock issued pursuant to the Securities Purchase Agreement or pursuant to a Subscription Agreement, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling stockholders.  The second column lists the shares of Common Stock being offered by this prospectus by the selling stockholders as of the date hereof. The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus (or future prospectuses) generally covers the resale of up to 100% of the shares of Common Stock issued by the Company to the Securities Purchase Agreement.

The selling stockholders may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

Selling Stockholder	Number of Shares Owned Prior to the Offering		Number of Warrants Owned Prior to the Offering(1)	Number of Shares Being Offered for Sale	Number of Shares Owned After the Offering
West Coast Opportunity Fund, LLC (2)	6,500,000		6,500,000	3,770,000	2,730,000
Petroleum Corporation of Canada Limited	1,100,000		300,000	406,000	694,000
311466 Alberta Ltd.	200,000		0	58,000	142,000
Jim Dubois	100,000		0	29,000	71,000
Peter Maclean	200,000	(3)	0	29,000	171,000
Hazel Bennett	50,000		0	14,500	35,500
Henri Shohet	50,000		0	14,500	35,500
Michael Wilson	50,000		0	14,500	35,500
Georgina Jacobson	40,000		20,000	23,200	16,800
Charles Nye	30,000	(4)	0	5,800	24,200
Timothy Biggio	4,000		2,000	1,160	2,840
Roman Haas	100,000		0	29,000	71,000
Margaret Haas	100,000		0	29,000	71,000

____________________

(1) The resale of shares of Common Stock underlying warrants is not being registered pursuant to this registration statement. The total number of shares of Common Stock underlying warrants have been added to the total number of shares of Common Stock owned by each stockholder for purposes of determining the total number of shares for which resale of such shares can be registered by each stockholder. We anticipate that shares of Common Stock underlying issued and outstanding warrants will be registered in a future registration statement(s).

(2) The shares of Common Stock and warrants are owned directly by West Coast Opportunity Fund, LLC. West Coast Asset Management, Inc. is the managing member of West Coast Opportunity Fund, LLC. Paul J. Orfalea, Lance W. Helfert and R. Atticus Lowe, the members of the Investment Committee of West Coast Asset Management, Inc. exercise shared voting and investment power over the shares of Common Stock and warrants. Each of West Coast Asset Management, Inc. and Messrs. Orfalea, Helfert and Lowe disclaims beneficial ownership of the shares of Common Stock and warrants except to the extent of his or its pecuniary interest therein.

(3) Mr. Maclean has decided to only register the resale of 100,000 of the 200,000 shares of Common Stock he beneficially owns.

(4) Mr. Nye has decided to only register the resale of 20,000 of the 30,000 shares of Common Stock he beneficially owns.

CERTAIN RELATIONSHIPS AND TRANSACTIONS AND RELATED PARTY TRANSACTIONS

On January 20, 2006 the Company acquired Atlas Technology Group Holdings Ltd. and its subsidiaries, which had over the previous 18 months been developing its new software system for providing external IT application support services for organizations with large IT functions. This work is being carried out by both employees of the Company and specialist consultants engaged to prepare modules of this new system. Some of these consultants are engaged through WebConsult Inc., a registered Microsoft vendor, and they continue to carry out such work on normal commercial terms. Robert Altinger a director of the Company was formerly a consultant to WebConsult Inc. Robert Altinger’s wife is an officer of WebConsult Inc.

Since the beginning of the second quarter of 2006, the three executive directors of the Company have been paid or had fees accrued of $10,000 (or in one case 10,000 Euros) each per month to themselves or to their consulting companies in lieu of salary as compensation for their time until contracts are negotiated. In July 2006, Michael Murphy was engaged as COO and the three executive directors plus the COO have together been paid or had accrued a total of $285,000 for the six months to June 30, 2007.

As of September 12, 2007, other than as already disclosed above we have not entered into any other contractual arrangements with related parties. There is not any other currently proposed transaction, or series of the same, to which we are a party, in which the amount involved exceeds $60,000 and in which, to our knowledge, any director, executive officer, nominee, 5% shareholder or any member of the immediate family of the foregoing persons, have or will have a direct or indirect material interest.

DESCRIPTION OF SECURITIES

The following is a summary of the material terms of the Company’s capital stock. This summary is subject to and qualified in its entirety by our Certificate of Incorporation as amended, Bylaws and by the applicable provisions of Delaware law.

General

The Company is authorized to issue 210,000,000 shares of capital stock, par value $0.0004 per share, consisting of 200,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of September 12, 2007, 33,856,805 shares of Common Stock were outstanding and held of record by approximately 200 stockholders. The total shares of Common Stock outstanding reflect the results of a 1-for-3 reverse stock split of outstanding common stock made effective August 19, 2005. As of September 12, 2007, there were no outstanding shares of Preferred Stock.

Common Stock

Holders of Common Stock are entitled to one vote for each share held on all matters to be voted on by the stockholders. Holders of Common Stock do not have preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions or rights. In the event of a liquidation, dissolution or winding up of the Company, subject to the prior rights of any holders of Preferred Stock, the holders of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

Stockholders do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of the Company’s directors.

Preferred Stock

The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in series, to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock designation.

The Company has previously issued both Series A and Series B Convertible Redeemable Preferred Stock, all of which has since been converted to Common Stock. There are no outstanding shares of either Series A or Series B Preferred Stock.

Warrants and Yield Enhancement Shares

On June 15, 2007, the Company entered into a Securities Purchase Agreement with WCOF. In connection with the issuance of promissory notes in the amount of $5,000,000, the Company issued warrants to purchase up to an aggregate of 6,500,000 shares of Common Stock at $2.60, as well as a yield enhancement consisting of 6,500,000 shares of the Common Stock for the aggregate purchase price of $2,000.

In connection with the foregoing private placement of capital stock, the Company agreed to register for resale the shares of Common Stock underlying the warrants and constituting the yield enhancement shares issued to WCOF. This registration statement is intended to satisfy these obligations and is intended to register the resale of such yield enhancement shares and shares of Common Stock underlying warrants. Because of recent SEC interpretive guidance, we believe only the resale of an amount of securities equal to one-third of a company’s outstanding public float can be registered in a single registration statement. Because of these limitations, we are only registering the resale of some of the shares of Common Stock issued to WCOF in this registration statement. In addition to the registration of the resale of shares of Common Stock owned by WCOF, we are also registering the resale of shares of Common Stock issued to certain existing stockholders of the Company in this registration statement. Certain of our existing stockholders were issued shares of Common Stock and warrants that provided them with piggyback registration rights. The resale of shares of Common Stock owned by WCOF and our existing stockholders are being registered on a pro rata basis. We may register the resale of the remainder of the shares issued to WCOF and certain existing stockholders as well as the resale of shares underlying warrants issued to WCOF and certain of our existing stockholders in a future registration statement.

Transfer Agent and Registrar

Our transfer agent is Registrar and Transfer Company. They are located at 10 Commerce Drive, Cranford, NJ 07016, and can be reached at 800-866-1340.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of the shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may offer their shares at various times in one or more of the following transactions:

o	on any national securities exchange, or other market on which our Common Stock may be listed at the time of sale;

o	in the over-the-counter market;

o	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

o	through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o	through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

o	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o	through options, swaps or derivatives;

o	in privately negotiated transactions;

o	in transactions to cover short sales;

o	through a combination of any such methods of sale; and

o	and any other method permitted pursuant to applicable law.

In addition, the selling stockholders may also sell their shares that qualify for sale pursuant to Rule 144 under the Securities Act under the terms of such rule rather than pursuant to this prospectus.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares upon terms and conditions that will be described in the applicable prospectus supplement. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a selling stockholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

From time to time the selling stockholders may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, to the extent permitted by applicable law and exchange regulations, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a selling stockholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

We will pay all expenses of the registration of the resale of the shares of Common Stock, estimated to be $143,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts, commissions and concessions and brokers’ or agents’ commissions and concessions or selling commissions and concessions, if any.  We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement between the Company and WCOF, or the selling stockholders will be entitled to contribution.  We will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL PROCEEDINGS

We are not aware of any legal proceedings (either presently engaged in or contemplated) by any government authority or other party involving us, our properties or our products.

INTEREST OF NAMED EXPERTS AND COUNSEL

None.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As permitted by the Delaware General Corporation Law, our Certificate of Incorporation, as amended, eliminates the liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

Our Certificate of Incorporation, as amended, further provides that: “If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.”

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe this conduct was unlawful, as determined in accordance with the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

On October 13, 2006, the Board of Directors dismissed HLB Cinnamon, Jang, Willoughby & Company, Chartered Accountants (“HLB CJW”), as our independent registered public accountants. Except as noted in the next sentence, the reports of HLB CJW on our consolidated financial statements as of and for the fiscal year ended December 31, 2005 did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principle. The report of HLB CJW on our financial statements as of December 31, 2005 included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern. During the fiscal years ended December 31, 2005 and 2004 and the interim period through October 13, 2006, there were no disagreements with HLB CJW on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of HLB CJW, would have caused it to make reference thereto in its reports on the financial statements for such periods, and there were no reportable events (as described in Item 304(a)(1)(iv) of Regulation S-B).

On October 13, 2006, the Board of Directors approved the dismissal of HLB CJW and approved the engagement of Williams & Webster, P.S. (a member of Russell Bedford International, a global network of independent professional services firms) as our principal independent registered public accountants to audit our financial statements. Prior to the engagement of Williams & Webster, P.S., neither we, nor any person on our behalf consulted Williams & Webster, P.S. regarding either (i) the application of accounting principles to a specified completed or proposed transaction or the type of audit opinion that might be rendered on our financial statements, or (ii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-B and the related instructions to such Item) There were also no reportable events (as described in Item 304(a)(1)(iv) of Regulation S-B).

LEGAL MATTERS

An opinion has been rendered by the law firm of Hughes & Luce, LLP to the effect that the shares of our common stock offered by the selling stockholders under this prospectus are legally issued, fully paid and non-assessable.

EXPERTS

The financial statements included in this prospectus for the years ended December 31, 2006 and December 31, 2005 have been audited by Williams & Webster, P.S., independent registered public accounting firm and have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, a registration statement on Form SB-2 under the Securities Act with respect to the Common Stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the Common Stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Room 1580, Washington, DC 20549. You may obtain copies of all or any part of our registration statement from the Securities and Exchange Commission upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

Our Securities and Exchange Commission filings, including the registration statement and the exhibits filed with the registration statement, are also available from the Securities and Exchange Commission’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission.

FINANCIAL STATEMENTS

ATLAS TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

Tribeworks, Inc.
Redmond, Washington

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of Tribeworks, Inc. as of December 31, 2006 and 2005 and the related statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tribeworks, Inc. as of December 31, 2006 and 2005 and the results of its operations, stockholders equity and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has limited cash. In addition, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
March 23, 2007

ATLAS TECHNOLOGY GROUP, INC.
(Formerly Tribeworks, Inc.)
CONSOLIDATED BALANCE SHEET
JUNE 30, 2007

ASSETS	June 30, 2007 (unaudited)	December 31, 2006 (audited)	December 31, 2005 (audited)
Current Assets
Cash	$581,470	$130,991	52,344
Cash Escrow Deposit	1,500,000	—	—
Accounts receivable	83,868	10,229	—
VAT receivable	24,356	40,705	—
Prepaid expenses	42,136	23,731	21,083
Total Current Assets	2,231,830	205,656	73,427

Other Assets
Equipment and furniture, net	259,059	209,854	—
Software development, net	597,457	421,727	—
IT Technology, net	1,298,220	835,192	—
Customer list and Trademarks, net	509,269	—	—
Loans to Atlas Technology Group Holdings Ltd.	—	—	1,073,744
Net assets of discontinued operations	—	—	52,855
Total Other Assets	2,664,005	1,466,773	1,126,599

Total Assets	$4,895,835	$1,672,429	$1,200,026

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$664,252	$552,971	$220,499
Accrued expenses	380,152	150,999	39,302
Income taxes payable	2,391	5,440	3,882
Loans payable, related parties	65,119	70,582	—
Loan payable	120,000	120,000	175,175
Net liabilities of discontinued operations	—	—	345,585
Total Current Liabilities	1,231,914	899,992	784,443

Term Liabilities
Term Loan (net of unamortized discount of $2,429,775)	70,225	—	—

Commitments and Contingencies	—	—	—

Stockholders’ Equity
Redeemable convertible preferred stock	—	—	34
Common stock: $.0004 par value, 200,000,000 shares authorized, 30,571,805 (2006 - 25,081,805) shares issued and outstanding respectively	12,230	10,024	8,635
Additional paid-in capital	12,079,873	6,272,168	4,098,902
Accumulated (deficit)	(8,353,117)	(5,510,539)	(3,691,988)
Other comprehensive income (loss)	(145,290)	784	—
Total Stockholders’ Equity	3,593,696	772,437	415,583
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,895,835	$1,672,429	$1,200,026

The accompanying notes are an integral part of these consolidated financial statements.

ATLAS TECHNOLOGY GROUP, INC.
(Formerly Tribeworks, Inc.)
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Six Months Ended June 30,		Three Months Ended June 30,
	2007	2006	2007	2006

REVENUES	$281,716	$—	$175,903	$—

COST OF SALES	193,691	—	109,980	—

GROSS PROFIT	88,025	—	65,923	—

OPERATING EXPENSES
IT software development and support	642,336	374,096	406,959	270,117
Sales and marketing	131,931	44,524	65,616	32,292
Depreciation and amortization	134,478	—	111,956	—
General and administrative	577,856	376,371	266,877	227,297
	1,486,601	794,991	851,408	529,706

INCOME (LOSS) FROM OPERATIONS	(1,398,576)	(794,991)	(785,485)	(529,706)

Interest income	2,066	2,288	2,022	—
Interest Expense	(30,862)	(756)	(19,569)	(179)
Other financing charges	(1,415,181)	—	(1,415,181)	—
	(1,443,977)	1,532	(1,432,728)	(179)

INCOME (LOSS) BEFORE INCOME TAXES	(2,842,553)	(793,459)	(2,218,213)	(529,885)

INCOME TAXES	(25)	(25)	(8)	(25)
NET INCOME (LOSS) AFTER TAXES from continuing operations	(2,842,578)	(793,484)	(2,218,221)	(529,910)
Loss from discontinued operations	—	(42,752)	—	(12,555)
OTHER COMPREHENSIVE INCOME (LOSS)
Foreign Exchange translation gains (losses)	(146,074)	—	12,375	$(756)
COMPREHENSIVE INCOME (LOSS)	$(2,988,652)	$(836,236)	$(2,205,846)	$(543,221)

EARNINGS (LOSS) PER COMMON SHARE, BASIC AND DILUTED
Continuing Operations	$(0.11)	$(0.03)	$(0.08)	$(0.02)
Discontinued Operations	$—	$(0.00)	$—	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC AND DILUTED	27,175,972	22,329,420	27,886,805	22,329,420

The accompanying notes are an integral part of these consolidated financial statements.

ATLAS TECHNOLOGY GROUP, INC.
(Formerly Tribeworks, Inc.)
AUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
For the twelve months ended December 31,

	2006	2005
REVENUES	$39,706	$—

COST OF REVENUE	68,000	—

GROSS PROFIT (LOSS)	(28,294)	—

EXPENSES
Marketing and advertising	136,260	—
IT software development	859,780	—
General and administrative	650,236	194,896
Depreciation	106,326	—
Total Expenses	1,752,602	194,896

LOSS FROM OPERATIONS	(1,780,896)	(194,896)

OTHER INCOME (EXPENSE)
Interest expense	(36,209)	—
Interest and other income	468	22,987
Total Other Income/Expenses	(35,741)	22,987

NET LOSS	(1,816,637)	(171,909)

INCOME TAX EXPENSE	(1,914)	(3,882)
NET LOSS	(1,818,551)	(175,791)

LOSS FROM CONTINUING OPERATIONS	(1,992,404)	(199,521)

INCOME FROM DISCONTINUED OPERATIONS	173,853	23,730
OTHER COMPREHENSIVE INCOME (LOSS)
Foreign exchange translation	784
COMPREHENSIVE LOSS	(1,817,767)	(175,791)

NET LOSS PER SHARE OF COMMON STOCK:
BASIC AND DILUTED FROM CONTINUING OPERATIONS	(0.09)	(0.02)
NET LOSS PER SHARE OF COMMON STOCK:
BASIC AND DILUTED FROM DISCONTINUED OPERATIONS	0.01	—

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING, BASIC AND DILUTED	22,582,863	10,325,995

The accompanying notes are an integral part of these consolidated financial statements.

ATLAS TECHNOLOGY GROUP, INC.
(Formerly Tribeworks, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30, (unaudited)		Years Ended December, 31 (audited)
	2007	2006	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss)	(2,842,578)	(793,484)	(1,992,404)	(199,521)
Net (Loss) after taxes from discontinued operations	—	(42,752)	173,853	23,730
	(2,842,578)	(836,236)	(1,818,551)	(175,791)
Adjustments to reconcile net loss to net cash (used) by operating activities:
Depreciation and amortization	134,478	58,425	104,587	—
Equity issued for financing expense	1,415,181	—	8,651	—
Changes in assets and liabilities
(Increase) decrease in accounts receivable	(73,639)	—	10,229	—
(Increase) decrease in VAT receivable	16,349	—	—	—
(Increase) decrease in prepaid expenses	(18,405)	18,767	9,476	19,943
Increase (decrease) in accounts payable	111,281	160,715	10,480	—
Increase (decrease) in accrued expenses	229,153	145,681	(153,915)	—
Increase (decrease) in taxes payable	(3,149)	—	1,558	3,882
Net cash provided (used) by discontinued operations	—	—	(169,610)	90,777
Total adjustments	1,811,249	383,588	(178,544)	114,602
Net cash provided (used) by operating activities	(1,031,329)	(452,648)	(1,997,095)	(61,189)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Atlas Technology Group Holdings Ltd.	—	—	(37,235)	—
Loans to Atlas Technology Group Holdings Ltd.	—	—	—	(1,073,744)
Cash acquired in acquisitions	414	—	93,273	—
Purchase of equipment and furniture	(20,723)	(122,607)	(55,869)	—
Software development costs	(193,676)	(220,850)	(455,267)	—
Net cash provided (used) by discontinued operations	—	—	1,912	—
Net cash provided (used) by investing activities	(213,985)	(343,465)	(453,186)	(1,073,744)

CASH FLOWS FROM FINANCING ACTIVITIES
Term loan	2,500,000	—	—	—
Restricted Cash	(1,500,000)	—	—	—
Net proceeds issuance of stock	768,750	1,672,535	2,439,753	1,069,755
Proceeds from borrowing	—	14,825	270,582	91,473
Reduction in short term loans	(5,463)	(10,572)	(175,175)	—
Net cash provided (used) by discontinued operations	—	—	(6,232)	—
Net cash provided (used) by financing activities	1,763,287	1,676,788	2,528,928	1,161,228

NET INCREASE (DECREASE) IN CASH	517,973	880,675	78,647	26,295
Gain (Loss) on foreign exchange	(67,494)	—	—	—
CASH, BEGINNING OF PERIOD	130,991	177,799	52,344	26,049

CASH, END OF PERIOD	$581,470	1,058,474	$130,991	$52,344

The accompanying notes are an integral part of these consolidated financial statements.

ATLAS TECHNOLOGY GROUP, INC.
(Formerly Tribeworks, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

SUPPLEMENTAL CASH FLOW INFORMATION:	Six Months Ended June 30, (unaudited)		Years Ended December, 31 (audited)
	2007	2006	2006	2005

Interest paid	4,990	389	23,715	—
Income taxes paid	3,049	1,201	—	—

NON-CASH TRANSACTIONS
Acquisition of IT Technology	505,121	835,192	835,194	—
Acquisition of customer lists	555,312	—	—	—
Loan and interest exchanged for Atlas Technology Group Holdings	—	—	1,143,690	—
Equipment acquired with Atlas Technology Group Holdings	—	—	225,030	—
VAT receivable from Atlas Technology Group Holdings	—	—	22,596	—
Deposits and prepaid expenses from Atlas Technology Group Holding	—	—	4,924	—
Stock issued for debt	—	—	100,000	—

The accompanying notes are an integral part of these consolidated financial statements.

ATLAS TECHNOLOGY GROUP, INC.
(Formerly Tribeworks, Inc.)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2006 AND 2005, PLUS SIX MONTHS ENDED JUNE 30, 2007

					Additional
	Common Stock		Preferred Stock		Paid-in	Accumulated
	Shares	Amount $	Shares	Amount $	Capital $	Deficit $	Total $
Balances at December 31, 2004	1,569,555	628	—	—	3,036,980	(3,515,989)	(478,381)
Common stock issued at $0.01 approved at AGM	19,000,000	7,600	—	—	182,400	—	190,000
Common stock issued at $0.50	220,000	80	—	—	109,920	—	110,000
Preferred ‘A’ stock issued at $0.50	—	—	818,000	327	408,673	—	409,000
Converted to common stock	818,000	327	(818,000)	(327)	—	—	—
Preferred ‘B’ Stock issued at $0.50	—	—	84,000	34	41,966	—	42,000
Net costs of new issues	—	—	—	—	(98,326)	(208)	(98,534)
Application monies for unallocated stock	—	—	—	—	417,289	—	417,289
Net income (loss)	—	—	—	—	—	(175,791)	(175,791)
Balances at December 31, 2005	21,607,555	$8,635	84,000	$34	$4,098,902	$(3,691,988)	$415,583
Exercise of options at $0.48 per share	6,250	2	—	—	2,998	—	3,000
Placement of common stock issued at $0.50	1,714,000	686	—	—	439,025	—	439,711
Placement of common stock issued at $1.25	1,140,000	456	—	—	1,424,544	—	1,425,000
Placement of common stock issued at $0.50	80,000	32	—	—	39,968	—	40,000
Placement of common stock issued at $1.00	300,000	120	—	—	299,880	—	300,000
Exercise of Warrants at $1.00 per share	50,000	20	—	—	49,980	—	50,000
Common Stock issued in settlement of debt at $1.00 per share and 50,000 warrants	100,000	40	—	—	108,611	—	108,651
Application monies for unallocated stock	—	—	—	—	43,540	—	43,540
Warrants issued for issuance costs	—	—	—	—	8,550	—	8,550
Preferred ‘B’ stock converted to common stock and warrants	84,000	34	(84,000)	(34)	(5,880)	—	(5,880)
Net costs of new issues	—	—	—	—	(237,950)	—	(237,950)
Other comprehensive income, foreign exchange	—	—	—	—	—	784	784
Net income (loss)	—	—	—	—	—	(1,818,551)	(1,818,551)
Balances at December 31, 2006	25,081,805	$10,024	—	$—	$6,272,168	$(5,509,755)	$772,437
Issue of 1,150,000 shares of common stock re acquisition of BLive assets at $1.00	1,150,000	460	—	—	1,149,540	—	1,150,000
Adjustment re acquisition of BLive assets					87,900		87,900
Placement of common stock issued at $1.00	100,000	40	—	—	99,960	—	100,000
Placement of common stock issued at $1.00	200,000	80	—	—	199,920	—	200,000
Shares issued to West Coast Opportunity Fund at fair value (market) of $0.85	3,250,000	1,300	—	—	2,761,200	—	2,762,500
Adjustment for warrants issued in association with WCOF Debt	—	—	—	—	507,650	—	507,650
Adjustment for warrants issued to broker for WCOF debt	—	—	—	—	40,612	—	40,612
Adjustment for shares and warrants issued in debt/equity swap	650,000	260	—	—	783,407	—	783,667
Adjustments for shares issued in association with consulting work done	140,000	56	—	—	154,209	—	154,265
Other net adjustments	—	—	—	—	23,307	—	23,307
Other comprehensive income, foreign exchange	—	—	—	—	—	(146,074)	(146,074)
Net income (loss)	—	—	—	—	—	(2,842,578)	(2,842,578)
Balances at June 30, 2007	30,571,805	$12,230	—	$—	$12,079,873	$(8,498,407)	$3,593,696

The accompanying notes are an integral part of these consolidated financial statements

ATLAS TECHNOLOGY GROUP, INC.
(Formerly Tribeworks, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005 (with additional Notes for six months to June 30, 2007)

NOTE 1 - NATURE OF BUSINESS

Our business activity during 2005 and 2004 results from a mixture of consulting services based on a technology and the sale of a technology that provided tools for creating and delivering multimedia applications. Internet media developers used the technology for creation and deployment of electronic content that utilizes interactive features combining graphics, video, and audio content.

On March 30, 2005, the Company announced that it had determined that this business was insufficient to sustain a viable public company, and that we had decided to pursue a plan of reorganization to attempt to increase its scope and profitability. The plan of reorganization that the Board of Directors approved included the transfer of most assets and liabilities (including the accrued salary obligations described in Note 11 to Tribeworks Development Corporation (“TDC”), a wholly owned subsidiary, and Tribeworks began investing in a new business stream via advances to TakeCareofIT Holdings Ltd., doing business as Atlas Technology Group, a Malta Corporation that was established in September 2004 to provide external Information Technology (“IT”) application support services for organizations with large IT functions. TakeCareofIT Holdings Ltd., which has since changed its name to Atlas Technology Group Holdings Ltd. (“AtlasTG Holdings”) was acquired as a wholly owned subsidiary on January 20, 2006. The advances from the Company that were initially written off to product development costs in the 2005 financial statements and then reinstated in amended financial statements (see Notes 12 and 13) and treated as a loan to AtlasTG Holdings in those financial statements.

As the acquisition of AtlasTG Holdings and subsidiaries took place on January 20, 2006 all of the 2006 comparative figures relate to the parent company, previously called Tribeworks, Inc. and the new AtlasTG Holdings and subsidiaries line of business which are hereinafter collectively described as “AtlasTG”.

TDC was sold to its former management on September 14, 2006 and a significant number of the deferred payment obligations (including the accrued salary obligations - see Note 11) that appeared in the 2005 financial statements were transferred with this business or were released as a result of that sale. The former assets, liabilities and business operations of TDC have been reclassified as discontinued operations in these financial statements and when referring to our former business in these financial statements the reference will be to the TDC business to separate it from the new AtlasTG business stream of the going forward business. The TDC business was built around the sale of software through two main distribution channels: the graphics software tools business and proprietary products called iShell® or iShell Mobile and an enterprise application development business.

On January 26, 2007 the Company acquired all of the assets (but not the liabilities) including its IT technology, trademarks and 700 customers of BLive Networks, Inc., in exchange for the issuance of 1,150,000 shares of restricted common stock of the Company (the “Common Stock”). 150,000 of these shares of Common Stock were for an M&A Advisory Fee. Additionally, in consideration of the payment by Petroleum Corporation of Canada Limited (“Petroleum Corp.”) of $100,010, the Company agreed to issue to Petroleum Corp. 100,000 fully paid shares of Common Stock and a warrant to purchase 300,000 shares of Common Stock exercisable for a period of two years at a strike price of  $1.25 per share. Included in the assets was 49% of a Canadian company called InfoBuild Networks (Canada) Inc., and subsequent to the initial acquisition an option to purchase the remaining 51% of InfoBuild Networks (Canada) Inc was exercised. The assets acquired have been transferred into InfoBuild Networks (Canada) Inc. and the name of it has been changed to BLive Networks Inc. The assets acquired have been consolidated into these financial statements along with the results of BLive Networks Inc. from January 26, 2007.

We plan to become a leading IT outsourcing support company for custom software applications worldwide. The AtlasTG business is a start-up business and is now at the revenue launch stage with the first support customers going live in March 2007 after extensive beta testing of the new in-house developed tools.

The initial support centers are based in Malta and Wellington, New Zealand, with technical support from a small staff in Redmond, Washington, creating “follow-the-sun”, 24 hour coverage. As business grows, third and fourth locations are planned to be added to increase capacity, as needed. State of the art VoIP, call tracking and monitoring technology provide each employee with leverage needed to maximize support delivery to the fullest possible extent.

The Company continues to test its new software tools and is now beginning to implement its plan of selling software support services, and is pursuing sales in the western US, the European Union (“EU”), specifically the United Kingdom and Italy. AtlasTG now has support contracts with two customers in the United States (“US”). AtlasTG continue to target customers in Italy, the UK and the west coast of the US before it later expands its sales efforts worldwide. AtlasTG is initially marketing to four targeted groups of potential clients:

1)	Directly to initial pilot customers, who will serve as final beta test opportunities for the Company’s systems, software monitoring and incident management systems;

2)	Agent companies, who are strategic partners and will represent the company in specific regions in defining strategic reseller and onboarding partners;

3)	Onboarding partners who have the internal capabilities to select and technically audit, harden, stress-test, and document complex software systems, and;

4)
Reseller channel partners who will be the backbone of the Company’s sales strategy. With existing large customer bases of large and complex software systems, resellers will be provided the advanced AtlasTG tools and systems to monitor and support highly complex software systems on an ongoing basis.

AtlasTG began actively marketing its software support services on October 1, 2006 and has signed commitments from two onboarding partners in the EU, as well as two support customers in the US.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

At the annual general meeting of the Company on July 12, 2007, the name of the Company was changed from Tribeworks, Inc. to Atlas Technology Group, Inc. and as of August 16, 2007, the Company’s Common Stock now trades under the ticker symbol ATYG.OB with the new CUSIP number of 049432 107 and new ISIN number of US0494321070. The accompanying financial statements of Atlas Technology Group, Inc. (formerly Tribeworks, Inc.) (the “Company”) have been audited for the years ended December 31, 2006 and 2005.

The financial statements for the six and three monthly interim periods have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they did not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements, although the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments necessary for a fair presentation of the Company’s financial position at June 30, 2007, and its results of operations for the six months ended June 30, 2007 and 2006, and the operations and cash flows for the six months ended June 30, 2007 have been made. However, operating results for the interim periods noted are not necessarily indicative of the results that may be expected for the year ending December 31, 2007. This report should be read in conjunction with the Company’s financial statements and notes thereto contained in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006.

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of our management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Accounting Methods

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Basis of Consolidation

The financial statements of the Company are presented on a consolidated basis and include the Company and its wholly owned subsidiaries since the first quarter of 2006:

Atlas Technology Group Holdings Limited	Malta
TakeCareofIT Limited	Malta
Atlas Technology Group (NZ) Limited	New Zealand
Atlas Technology Group (US) Inc.	Washington State, USA
Atlas Technology Group Consulting Inc.	Washington State, USA

These subsidiaries were incorporated at various dates ranging from September 2004 through to August 2006 and have been included in the consolidated financial results following the acquisition of AtlasTG on January 20, 2006. In addition The Company’s wholly owned subsidiary, TDC, which was sold September 14, 2006, was included in the 2005 financial statements, but was reclassified as a discontinued activity once an agreement to sell TDC was reached. The results of the Company’s wholly owned subsidiary, BLive Networks Inc., have been consolidated from January 26, 2007.

All material inter-company transactions have been eliminated.

Advertising Expenses

Advertising expenses consist primarily of costs incurred in the design, development, and printing of literature and marketing materials including website design. The Company expenses all advertising expenditures as incurred. Advertising expenses were $136,260 and $0 for the years ended December 31, 2006 and 2005, respectively, and $131,931 for the six months ended June 30, 2007.

Accounts Receivable

Accounts receivable are reported at net realizable value. The Company provides an allowance for doubtful accounts and records bad debts based on a periodic review of accounts receivable to consider the collectability of each account.

At December 31, 2006, we had $50,934 (2005: $0) outstanding accounts receivable. Included in accounts receivable were valued added tax refunds receivable at December 31, 2006 of $40,705 and $10,229 of trade accounts receivable. AtlasTG had $22,596 of VAT refunds due at December 31, 2005 which have been received during 2006 and the tax refunds recorded in 2006 are expected to be collected in 2007. At June 30, 2007 accounts receivable have increased to $83,868 (of which $55,662 has been collected since that date) and VAT receivables have reduced to a net $24,356, following receipt of some of the December 31, 2006 receivable and new receivables due.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments (or short term instruments) with original maturities of three months or less to be cash equivalents.

Compensated Absences

Employees are entitled to paid vacation, sick, and personal days off, depending on job classification, length of service, and other factors, after the employee has worked for a minimum period of one year. The Company’s policy is to recognize the cost of compensated absences when actually paid to employees as the compensation can also be lost if not taken within a specified time. If the amounts were estimable, it would not be currently recognized as the amount would be deemed immaterial because of our small size and number of employees who have been with us for less than a year.

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (hereinafter “SFAS No. 130”), which was issued in June 1997. SFAS No. 130 established rules for the reporting and display of comprehensive income and its components. SFAS No. 130 requires unrealized gains and losses on our foreign currency translation to be included in comprehensive income.

Concentration of Credit Risk

The Company and each of its subsidiaries maintain cash in both local currency and US dollar commercial bank accounts with major reputable financial institutions. The financial institutions are considered credit worthy and have not experienced any losses on their deposits at December 31, 2006. Cash balances did not exceed Federal Deposit Insurance Corporation (“FDIC”) limits within the United States, however, funds were held in accounts with HSBC in Malta and New Zealand, countries not covered by FDIC.

Customer Concentrations

In 2006, three customers accounted for 77%, 13% and 10% of total revenues, respectively. In 2005, three customers accounted for 42%, 20% and 3% of total revenues, respectively. At December 31, 2006 and 2005, accounts receivable from these major customers totaled $10,229 and $3,814 respectively.

Revenues from international customers were approximately 90% and 42% of total revenues in 2006 and 2005, respectively. Revenues are paid in US dollars and Euros. Approximately 11% and 42% of revenues in 2006 and 2005, respectively, were generated from non-US based customers. At December 31, 2006 and 2005, accounts receivable from all international customers totaled approximately $10,301 and $3,814, respectively.

Earnings (Loss) per Share

Basic earnings per share (“EPS”) is computed based on net income (loss) divided by the weighted average number of shares of Common Stock outstanding. Diluted EPS is computed based on net income (loss) divided by the weighted average number of shares of Common Stock and potential Common Stock equivalents outstanding. At our annual meeting of stockholders held August 19, 2005, a one-for-three reverse stock split was approved, which reduced the number of shares of Common Stock outstanding by two-thirds. All references in the accompanying consolidated financial statements to the number of shares of Common Stock, number and exercise price of stock options and stock warrants, and per share amounts for the periods prior to the reverse stock split have been restated to reflect the reverse stock split.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined.

Fair Value of Financial Instruments

The Company’s financial instruments defined by SFAS No. 107 “Disclosures about Fair Value of Financial Instruments”, include cash, receivables and short-term debt for which the Company believes, due to the short maturity of these financial Instruments, approximates fair value at December 31, 2006.

Foreign Currency Translation

Transactions in foreign currencies are translated at the rates of exchange ruling on the dates of the transactions. Monetary assets and liabilities expressed in foreign currencies are translated at the rates of exchange prevailing at the end-of-period exchange rates and the translation differences are dealt with through the profit and loss account.

Atlas Technology Group Holdings Limited and TakeCareofIT Limited functional currency is Maltese Lira (“MTL”), however, the statutory financial statements are presented in terms of Euros as required by Article 187 of the Companies Act, 1995 (Malta), which stipulates that a company must draw up its annual accounts in the same currency as that of its share capital. The US companies use US dollars and the New Zealand subsidiary uses New Zealand dollars as their functional currencies. The AtlasTG financial statements have been converted into US Dollars and reformatted to conform to US GAAP. The prime accounting records transactions denominated in foreign currencies are translated at the rates of exchange ruling on the dates of the transactions. Monetary assets and liabilities expressed in foreign currencies are translated at the rates of exchange prevailing at balance sheet date. Transaction differences are dealt with through the operating statement. Unrealized gains or losses on foreign currency translations are included in comprehensive income.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate the continuation of the Company as a going concern. The Company reported net losses during both 2006 and 2005 and had a working capital deficiency. These factors, among others, indicate that the Company may be unable to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

To fully develop the new AtlasTG business stream, which is now in the initial productions stages and is being deployed with customers, management plans to raise additional equity. This process is currently underway and unless this equity is raised there is substantial doubt about our ability to continue as a going concern. The recoverability of the recorded assets and satisfaction of the liabilities reflected in the accompanying balance sheets is dependent upon our continued operation, which is in turn dependent upon our ability to raise additional equity to meet its cash flow requirements on a continuing basis and to succeed in its future operations. There can be no assurance that management will be successful in implementing its plans. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In June 2007, the Company entered into a Securities Purchase Agreement with West Coast Opportunity Fund, LLC, a Delaware limited liability company (“WCOF”). Pursuant to the terms of the Securities Purchase Agreement with WCOF, a subsidiary of the Company, issued to WCOF two senior secured non-convertible promissory notes totaling $5,000,000 with $4,000,000 being placed in escrow with Wells Fargo Bank, N.A. until the Company or any of its subsidiaries enters into contracts with certain entities.  $1,500,000 will be released from escrow upon the Company entering into contracts with certain entities totaling $1,000,000 in annual, non-contingent future revenues prior to 5:00 p.m. on December 31, 2007. An additional $2,500,000 will be released from escrow upon the Company entering into contracts with certain entities totaling $5,000,000 in annual, non-contingent revenues prior to 5:00 P.M. on December 31, 2007.  The first promissory note for $2,500,000 was made on June 15, 2007, with $1,500,000 placed in escrow and the second promissory note was made on July 11, 2007, and all of these funds were placed in escrow. This is further explained in Note 5.

New Accounting Pronouncements

In September, 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87,88,106, and 132(R)” (hereinafter “SFAS No. 158”). This statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not for profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year end statement of financial position, with limited exceptions. The adoption of this statement had no immediate material effect on our financial condition or results of operations.

In September, 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (hereinafter “SFAS No. 157”). This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosure about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements. This statement does not require any new fair value measurements, but for some entities, the application of this statement may change current practice. The adoption of this statement had no immediate material effect on our financial condition or results of operations.

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140.” This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes adoption of this statement will have no immediate impact on our financial condition or result of operations.

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Standards No. 133 and 140” (hereinafter “SFAS No. 155”). This statement established the accounting for certain derivatives embedded in other instruments. It simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133 as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity (“SPE”) may hold under SFAS No. 140. This statement allows a public entity to irrevocably elect to initially and subsequently measure a hybrid instrument that would be required to be separated into a host contract and derivative in its entirety at fair value (with changes in fair value recognized in earnings) so long as that instrument is not designated as a hedging instrument pursuant to the statement. SFAS No. 140 previously prohibited a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no impact on our financial condition or results of operations.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections,” (hereinafter “SFAS No.154”) which replaces Accounting Principles Board Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28”. SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principle and error corrections. SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2005. See Note 13.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. See Note 4.

Revenue Recognition

Revenue is generally recognized when all contractual or transfer obligations have been satisfied and collection of the resulting receivable is probable.

Software Development Costs and Customer List and Trademarks

The Company has in the past expensed all of its software development costs in the period the costs are incurred. With the new software purchased with AtlasTG and being developed by AtlasTG reaching the beta stage, the Company has adopted Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed” (“SFAS 86”) and has capitalized certain development costs that meet the requirements of SFAS 86.

Capitalized costs will be amortized over three years from the date on which the new AtlasTG business goes into full commercialization. Not all of the development costs for the period meet the requirements of SFAS 86, and $859,780 of software development costs have been expensed in the period ended December 31, 2006.

As part of the acquisition of BLive, the Company acquired 700 customers and various trademarks and has valued this customer list and trademarks by way of the value of the future revenue these customers can generate over the next three years with an allowance for their diminishing value. As BLive had already commercialized their technology and is generating revenue, this customer list and trademarks acquired from BLive will be amortized over the next three years and $88,127 was amortized in the period ended June 30, 2007.

Our intangible assets are summarized as follows:

	June 30	December 31,
	2007	2006	2005
Software Development	$648,618	$454,942	$—
IT Technology Acquired	1,340,313	835,192	—
Customer List and Trademarks	555,312	—	—
Less: Accumulated Amortization	(139,297)	(33,540)	—
	$2,404,946	$1,256,594	$—

Stock-Based Awards

Prior to 2006, the Company accounted for stock based awards to employees under its “Equity Incentive Plan” as compensatory in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). The Company also recorded stock-based awards for services performed by consultants and other non-employees in accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”).

In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure” (hereinafter “SFAS No. 148”). SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of the statement are effective for financial statements for fiscal years ending after December 15, 2002. The Company has adopted SFAS No. 123(R) in 2006.

NOTE 3 - LOAN TO ATLAS TECHNOLOGY GROUP

During 2005, the Company advanced $1,073,744 to AtlasTG Holdings and its subsidiaries, a group of companies then controlled by the current directors of the Company, in order for AtlasTG Holdings to pursue its business plan. AtlasTG Holdings had not yet established profitable operations, nor is it in a position to repay the loan. Subsequent to the acquisition of AtlasTG Holdings on January 20, 2006, AtlasTG Holdings and its subsidiaries are now fully consolidated into the consolidated accounts presented in these financial statements and the loan is now treated as an inter-company advance and eliminated in the consolidation.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. The useful lives of property, plant and equipment for purposes of computing depreciation are five to forty years. The following is a summary of property, equipment, and accumulated depreciation:

	June 30, 2007	December 31, 2006
Computer Equipment	312,081	234,154
Office Furniture and fittings	46,746	46,746
Total assets	358,827	280,900
Less accumulated depreciation	(99,768)	(71,047)
	$209,853	$209,853

Depreciation and amortization expense for the year ended December 31, 2006 was $71,047 (2005: $0) and for the six months ended June 30, 2007, $28,721. We evaluate the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. We determine impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

NOTE 5 - LOANS, ADVANCES AND NOTE PAYABLE

On March 30, 2005, the Company announced a plan of reorganization, intended to allow the Company to maintain its public reporting requirements, reduce its debt, and explore new business directions. The plan of reorganization included the transfer of most assets and liabilities to the Company’s operating subsidiary, TDC. As part of this initial reorganization the balance of an earlier Note issued on January 21, 2001 was acquired by a financier who agreed to provide under a new note agreement (“Note”) which provided for unsecured borrowing at 4% in an amount of up to $100,000 to help cover reorganization costs. As of December 31, 2005, the Company had borrowed $91,474 against the new Note agreement increasing the total amount owing under the Note to $175,175.

During 2006, the Note was renegotiated with the lender agreeing to take 100,000 shares of Common Stock of the Company at $1.00 per share plus a warrant to purchase 50,000 shares of Common Stock of the Company exercisable for two years at a price of $1.25 per new share as part repayment with the balance plus accrued interest being converted into a new note issued for $120,000 repayable on March 30, 2007. This repayment date has subsequently been extended to September 30, 2007 in exchange for the issuance of 25,000 fully paid shares of Common Stock of the Company and a warrant exercisable for two years to purchase 50,000 shares of Common Stock of the Company at an exercise price of $1.00 per share. As a result of these issuances of shares and warrants, a financing charge of $35,275 was accrued and half of this was expensed in the three months ended June 30, 2007 and the other half will be expensed in the three months ending September 30, 2007.

The loans repayable of $65,119 comprise advances from stockholders and related parties and have no fixed repayment dates, but are considered to be of a short-term nature.

An advance of $150,000 was made to the Company by an existing stockholder on March 29, 2007, and two further advances of $225,000 and $250,000 were made during the three months ended June 30, 2007. These advances initially incurred a 5% arrangement fee and were evidenced by promissory notes totaling $656,250. The holder of these promissory notes converted $500,000 of the debt into 650,000 shares of Common Stock and a warrant exercisable for three years to purchase 650,000 shares of Common Stock of the Company at an exercise price of $1.30 per share. As a result of these transactions the Company took expense financing charges totaling $314,917. The remaining $156,250 of debt was repaid in cash.

On June 15, 2007, Atlas Technology Group (US), Inc., a Delaware corporation (“Atlas US”), and a wholly -owned subsidiary of the Company, entered into a Securities Purchase Agreement with WCOF. Pursuant to the terms of the Securities Purchase Agreement, Atlas US agreed to issue and sell to WCOF two senior secured non-convertible promissory notes in the initial amount of $2,500,000 (the “Initial Note”) which was issued on June 15, 2007 and a second promissory note in the amount of $2,500,000 (the “Second Note” and together with the Initial Note, the “Promissory Notes”), which was subsequently issued on July 11, 2007.

Interest on the Promissory Notes will be calculated at an annual rate of 5% and is due and payable bi-annually. The Promissory Notes must be paid in full by November 30, 2008.

In connection with the issuance of the Initial Promissory Note, pursuant to the Securities Purchase Agreement, the Company issued WCOF a warrant to purchase 3,250,000 shares of Common Stock of the Company and upon the issuance of the Second Promissory Note, the Company issued WCOF an additional warrant for the purchase of 3,250,000 shares of Common Stock of the Company. These warrants are exercisable for a period of five years at a price of $2.60 per share. The Company is also permitted to force the exercise of these warrants if the Common Stock of the Company closes at a price above $10.00 per share for 20 out of 30 days, certain trading volume requirements are satisfied and the resale of the Common Stock underlying these warrants have been registered with the Securities and Exchange Commission (the “SEC”) and such registration statement has been declared effective.

In connection with the issuance of the Promissory Notes, the Company and all of its subsidiaries other than Atlas US signed a Guaranty Agreement (the “Guaranty”) that provides WCOF with a guarantee to repay the Promissory Notes on behalf of Atlas US if Atlas US fails to repay the Promissory Notes. In addition to the Guaranty, the Company and all of its subsidiaries provided WCOF a first lien security interest in all of each entity’s assets pursuant to the terms of a Pledge and Security Agreement (the “Security Agreement”).

Of the $2,500,000 paid by WCOF for the Initial Note on June 15, 2007, Atlas US received $1,000,000 less certain fees and expenses and $1,500,000 was placed into escrow pursuant to the terms of an escrow agreement (the “Escrow Agreement”) between Atlas US, WCOF and Wells Fargo Bank, N.A. Pursuant to the terms of the Escrow Agreement, the amount of $1,500,000 will not be released from escrow, unless Atlas US, the Company or any of its subsidiaries enters into contracts with certain customer entities, totaling $1,000,000 in annual, non-contingent future revenues prior to 5:00 p.m. on December 31, 2007.  In addition, the entire proceeds of the Second Note were also placed into the escrow account and will not be released from escrow, unless Atlas US, the Company or any of its subsidiaries enters into contracts with certain customer entities, totaling $5,000,000 in non-contingent future revenues prior to 5:00 p.m. on December 31, 2007.

In the event that Atlas US, the Company or any of its subsidiaries has not entered into the contracts described above, the amounts in the escrow account will be returned to WCOF and will be applied to the repayment of the Promissory Notes.

Subject to certain grace periods, the Promissory Notes provide the following events of default (among others):

•
Failure of Atlas US to enter into contracts with certain entities, totalling $1,000,000 in annual, non-contingent future revenues to any of Atlas US, the Company or any of its subsidiaries prior to 5:00 p.m. Redmond, Washington time on December 31, 2007;

•	Failure of Atlas US to pay principal and interest when due;

•	Any form of bankruptcy or insolvency proceeding is instituted by or against Atlas US, the Company or any of its subsidiaries that is not withdrawn within 90 days;

•	A breach by the Company or Atlas US of any material representation or warranty made in the Securities Purchase Agreement;

•	An uncured breach by the Company or Atlas US of any material covenant, term or condition in the Securities Purchase Agreement or the Promissory Notes; and

•	Any event of default set forth in the Security Agreement.

Subject to certain grace periods, the Security Agreement provides the following events of default (among others):

•	Any event of default set forth in the Promissory Notes;

•	A breach by Atlas US, the Company or any of its subsidiaries of any material representation or warranty made in the Security Agreement; and

•	Failure of Atlas US, the Company or any of its subsidiaries to observe or perform any of its obligations under the Security Agreement.

Upon the occurrence of an event of default, the payment of the principal amounts under the Promissory Notes may be accelerated and the interest rate applicable to the principal amounts is increased to 7.5% per annum during the period the default exists.

As further consideration for the making of the Initial Note, the Company issued and sold 3,250,000 shares of Common Stock of the Company to WCOF, for a purchase price of $1,000 pursuant to the terms of the Securities Purchase Agreement. Upon the issuance of the Second Note, the Company issued and sold an additional 3,250,000 shares of Common Stock to WCOF for a purchase price of $1,000.

As a result of the issuance of these shares of Common Stock and warrants associated with the Initial Note the Company and Atlas US incurred and expensed financing charges of $854,375 for the three months ended June 30, 2007 and also booked as discount on debt of $2,429,775 which will be amortized over the remaining tem of the loan to the repayment date of November 30, 2008 and the net effect is shown in the Consolidated Balance Sheet at June 30, 2007. The corresponding credit was booked to additional paid -in capital and is included in the Stockholder’s equity in the balance sheet.

Members of the Company’s management team and certain of its stockholders executed a lock-up agreement with WCOF that prohibits them from selling any of their holdings of Common Stock until ninety (90) days following the repayment of the Promissory Notes.

The Company paid its placement agent, Equity Source Partners, LLC (“ESP”), an NASD member investment firm cash commission of approximately $80,000 on the closing date for the Initial Note and issued 5 year warrants to purchase 30,769 shares of common stock of the Company on equal terms to the warrants issued to WCOF. Atlas US also agreed to pay the legal fees of counsel to WCOF $15,000. ESP will receive further commissions equal to 8% of any funds released from escrow. The Company also has agreed to reimburse ESP for its reasonable expenses incurred in connection with the WCOF financing transaction. As a result, the Company incurred financing charges of $120,612 which were expensed during the three months ended June 30, 2007.

NOTE 6 - INCOME TAXES

Deferred income tax assets and the related valuation allowances result principally from the potential tax benefits of net operating loss carryforwards. With the changes in shareholdings that have taken place since August 2005 many of the previous losses carried forward may have been lost and the losses incurred in the 2005 and 2006 years have not yet been confirmed by the various taxing authorities. With the Company’s historical losses, the Company cannot record and value the tax benefit of its losses with any certainty.

Losses have been incurred not only in the US, but also in Malta and in New Zealand where the rates differ from those of the US, as to the carry forward rules. The Company has incurred losses in all of its jurisdictions. The tax accrued is for the minimum tax payable to the state of California where Tribeworks had its US offices until September 2006 when it was moved to Redmond, Washington.

Based on the losses incurred for the years to December 31, 2006 and 2005, the Company had deferred tax assets of approximately $743,668 and $66,517, respectively, principally arising from net operating loss carryforwards for income tax purposes multiplied by an average expected tax rate of 34%. As management of the Company cannot determine that it is more likely than not that the Company will realize its benefit of the deferred tax assets, a valuation allowance equal to the deferred tax assets was present at December 31, 2006 and 2005.

The significant components of the deferred tax assets at December 31, 2006 and 2005 were as follows:

	December 31, 2006	December 31, 2005
Net operating loss carryforward	$2,187,259	$195,639
Deferred tax asset	$743,668	$66,517
Deferred tax asset valuation allowance	$(743,668)	$(66,517)

December 31, 2006 and 2005, the Company has net operating loss carryforwards of approximately $2,187,000 and $195,000, respectively, which expire in the years 2021 through 2025. The change in the allowance account from December 31, 2005 to 2006 was $677,151.

The majority of these losses are in companies outside of the United States of America and are subject to various restrictions as to there future use and any changes in ownership not dissimilar to the restrictions imposed by The Tax Reform Act of 1986 and Internal Revenue Code. Under such circumstances, the Company’s ability to utilize its net operating losses against future income may be reduced

NOTE 7 - CAPITAL STOCK

The Company has an authorized share capital of: 200,000,000 shares of Common Stock of $0.0004 each; and 10,000,000 shares of preferred stock of $0.0004 each.

At the Company’s annual general meeting held on August 19, 2005, the stockholders approved a 1-for-3 reverse share split such that post the 1-for-3 reverse split there were 1,569,555 shares of Common Stock issued and outstanding. The reverse share split did not affect the number of authorized shares. Subsequent to the Company’s 2005 annual general meeting where stockholders approved the private placement of up to 19,000,000 post-reverse split shares of Common Stock at a price of $0.01 per share, subscription monies of $190,000 were received and 19,000,000 shares of Common Stock were issued.

The Company raised a further $42,000 by placement of 84,000 shares of Series B Preferred Stock at a stated value $0.50 per share during the third quarter of 2005. Each share is fully convertible on a one-for-one basis into shares of Common Stock of the Company at the discretion of the board. The board exercised its discretion and these shares of Series B Preferred Stock were converted on December 29, 2006 into 84,000 shares of Common Stock per the terms of the issue together with the issue of one (1) warrant for every two (2) new shares of Common Stock to subscribe for shares of Common Stock at $1.00 per share of Common Stock within one year. Dividends totalling $5,880 were accrued, being the entitlement to an annual cumulative dividend of 10% of the Stated Value.

In the third quarter of 2005 the Company also raised $110,000 by way of a private placement of 220,000 shares of Common Stock at a value of $0.50 per share with these shares having attached to them one (1) warrant for every two (2) new shares of Common Stock to subscribe for shares of Common Stock of the Company at $1.00 per share of Common Stock within one year of these new shares of Common Stock being issued.

In the fourth quarter of 2005, the Company received $417,289 of subscription monies to subscribe for shares. Further private placement subscription monies were received during the first quarter of 2006 and the Company then issued 1,714,000 shares of Common Stock at a price of $0.50 per share.

During the quarter ended March 31, 2006, a staff option holder under the 1999 Stock Incentive Plan exercised 6,250 options into 6,250 shares of Common Stock for a total consideration of $3,000.

During the year ended December 31, 2006, 1,140,000 shares of Common Stock were placed during the quarter ended June 30, 2006 to five European investment funds at a price of $1.25 per share. Along with these shares, the Company also issued one warrant for every two new shares of Common Stock purchased. The warrants have an exercise price of $1.75 per share. The warrants have a two year term and will expire on May 31, 2008. Each investor represented in writing to the Company that it is “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

In addition to brokerage and commission fees of $85,500 for raising the funds discussed above, Westmount Capital was issued 85,500 warrants with an exercise price of $1.75 per share. These warrants have a two year term that expires on June 16, 2008 and have a fair market value of $8,550.

In the fourth quarter of 2006, 50,000 warrants to purchase shares of Common Stock at $1.00 per share were exercised. 80,000 shares of Common Stock were issued at 50 cents per share. Additionally, 300,000 shares were issued at $1.00 per share, along with (1) warrant for every two (2) shares of Common Stock issued. These warrants are exercisable at a price of $1.25 per share of Common Stock and are exercisable for a period of two years.

During the fourth quarter of 2006, 100,000 shares of Common Stock were issued for debt at $1.00 per share including 50,000 warrants exercisable at $1.25 per share.

During the six months ended June 30, 2007, the Company issued:

a)
On January 26, 2007 the Company issued 1,150,000 shares of restricted common stock of the Company to acquire all of the assets (but not the liabilities) including its IT technology, trademarks and 700 customers of BLive Networks Inc. 150,000 of these shares of Common Stock were for an M&A Advisory Fee.

b)
In consideration of the payment by Petroleum Corp. of $100,010, the Company agreed to issue to Petroleum Corp. 100,000 fully paid shares of Common Stock and a warrant to purchase 300,000 shares of Common Stock exercisable for a period of two years at a strike price of $1.25 per share. The warrants expire on January 26, 2009.

c)
200,000 shares of Common Stock at a price of $1.00 per share. In addition we issued a warrant exercisable for a period of two years to purchase 200,000 shares of Common Stock at an exercise price of $1.25 per share in connection with this placement of 200,000 shares of Common Stock. These warrants expire on February 28, 2009.

d)
3,250,000 shares of Common Stock and a warrant exercisable for five years to purchase 3,250,000 shares of Common Stock at an exercise price of $2.60 per share were issued to WCOF as part of the Securities Purchase Agreement. These warrants expire on June 15, 2012. This transaction is described in more detail on our Current Report on Form 8-K filed on June 19, 2007.

e)
650,000 shares of Common Stock and a warrant exercisable for three years to purchase 650,000 shares of Common Stock at an exercise price of $1.30 per share were issued in exchange for the repayment of $500,000 of debt. These warrants expire on June 26, 2010.

f)	140,000 shares of Common Stock were issued in exchange for a debt owing with regard to previously incurred consulting fees.

g)
A warrant exercisable for two years to purchase 131,250 shares of Common Stock at an exercise price of $1.00 per share as consideration for certain loans made by an existing stockholder. These warrants expire on three dates between March 29, 2009 and May 29, 2009.

The fair value for warrants was estimated at the issuance date based upon using a Black-Scholes option pricing model with the following assumptions: risk free interest rate of 5%, expected volatility of 45%, expected option life of 2-5 years and dividend yield of $0.00

As of June 30, 2007 the total number of shares of Common Stock issued and outstanding was 30,571,805.

The Company also entered into a registration rights agreement with WCOF (the “Registration Rights Agreement”) requiring the Company to register the resale of the shares of Common Stock and the resale of the shares underlying the warrants (the “Registrable Securities”) issued to WCOF under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the terms of the Registration Rights Agreement, the Company must file a registration statement to register the Registrable Securities with the SEC within ninety (90) days of June 15, 2007. In addition, the registration statement must be declared effective by the Securities and Exchange Commission no later than one hundred-fifty (150) days after June 15, 2007. In the event that the registration statement is not filed within ninety (90) days of June 15, 2007 or the effectiveness of the registration statement is not maintained, the Company is obligated to pay to WCOF certain payments described in the Registration Rights Agreement.

NOTE 8 - STOCK OPTIONS AND STOCK WARRANTS

Stock Options

The Company maintains a 1999 Equity Incentive Plan for the issuance of stock options to employees, directors and consultants. The exercise price is generally the estimated fair market value at the grant date as determined by the Company’s Board of Directors. The options vest over a period up to four years. At December 31, 2005, there were 50,334 shares reserved for issuance under the 1999 Equity Incentive Plan after adjusting for the two subsequent reverse splits. During the quarter ended March 31, 2006, a staff option holder under the 1999 Stock Incentive Plan exercised 6,250 options at an option price of 48 cents per share for a total consideration of $3,000.

The Company also maintains a 2004 Employee Stock Incentive Plan (“2004 Plan”) for the issuance of stock options, Common Stock, restricted stock, and stock bonuses to employees, officers and key consultants. At December 31, 2005, it was possible to award a total of options for 5,401,888 shares under the 2004 Employee Stock Incentive Plan, which equated to 25% of the issued Common Stock of the Company, however, no awards had been issued from the plan as of December 31, 2005 and therefore no shares have been reserved for issuance under that Plan. On December 29, 2006 the Company made the first issue of 90,000 options under the 2004 Plan. These options have an exercise price of $1.00, which was the market price on the date of issue, and vest as to 20% per annum starting December 31, 2007.

A summary of the Company’s stock options as of December 31, 2006 and 2005 and changes during the years ending on those dates is presented below:

	2006		2005
	Shares Under Options	Weighted Ave Exercise Price	Shares Under Options	Weighted Ave Exercise Price
Outstanding at beginning of year	50,334	$6.53	82,834	$4.26
Exercised during the year	(6,250)	(0.48)
Issued during the year	90,000	1.00
Cancelled			(32,500)	$2.16
Outstanding at end of year	134,084	$3.10	50,334	$6.53
Options exercisable at end of year	44,084	$3.10	50,334	$6.53
WWeighted-average fair value of options granted during the year	90,000	$1.00	—	$—

Fair market value of non-vested stock options	$43,278

The following table summarizes information about stock options outstanding at December 31, 2006:

Options Outstanding			Options Exercisable
Options Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
1,667	2.50 years	$0.60	1,667	$0.60
2,083	3.40 years	33.60	2,083	33.60
2,500	3.55 years	37.08	2,500	37.08
2,000	3.65 years	30.00	2,000	30.00
1,667	3.88 years	12.00	1,667	12.00
15,000	4.01 years	4.50	15,000	4.50
2,500	4.22 years	3.00	2,500	3.00
16,667	5.47 years	0.42	16,667	0.42
90,000	6.00 years	1.00	90,000	1.00
134,084			134,084	3.10

NOTE 8 - STOCK OPTIONS AND STOCK WARRANTS (cont’d)

Stock Warrants

The Company has issued stock warrants in connection with the issuance of Common Stock, debt, and the settlement of debt and for services. Activity related to stock warrants was as follows:

	Warrants	Weighted Average Exercise Price

Outstanding at December 31, 2004	15,000	4.50
Issued during 2005	519,000	1.00
Outstanding at December 31, 2005	534,000	1.10
Expired	(15,000)	(4.50)
Expired	(110,000)	(1.00)
Exercised	(50,000)	1.00
Issued during 2006	655,500	1.75
Issued during 2006	200,000	1.25
Issued during 2006	42,000	1.00
Outstanding at December 31, 2006	1,256,500	1.43

•	519,000 warrants were granted in 2005 in connection with the issue of 220,000 shares of Common Stock and the issue and conversion of 818,000 Series A Preferred Stock.

•	15,000 (post reverse stock split) warrants outstanding from pre December 31, 2004 expired on January 1, 2006 without being exercised and have expired.

•	110,000 warrants outstanding at December 31, 2005 expired on October 26, 2006 without being exercised.

•	50,000 warrants due to expire on January 5, 2007 were exercised during 2006 at $1.00 per share.

•	570,000 2 year warrants with an exercise price of $1.75 per share were issued in conjunction placement of 1,140,000 shares of Common Stock. These warrants expire on May 31, 2008.

•	85,500 2 year warrants with an exercise price of $1.75 per share were issued as part of the brokerage fees paid for placement of 1,140,000 shares of Common Stock.

•	150,000 2 year warrants with an exercise price of $1.25 per share were issued in conjunction placement of 300,000 shares of Common Stock.

•
50,000 2 year warrants with an exercise price of $1.25 per share were issued in conjunction with the issue of 100,000 share of Common Stock for the partial conversion of an advance. Financing charge of $8,651 has been taken to expense and credited into additional paid in capital in regard to these warrants.

•	42,000 warrants were granted in conjunction with the conversion of 84,000 shares of Series B Preferred Stock.

The following table summarizes information about stock warrants outstanding at December 31, 2006:

Warrants Outstanding			Warrants Exercisable
Warrants Outstanding	Weighted Average Remaining Life	Exercise Price	Warrants Exercisable	Exercise Price	Expiration Date
359,000	5 days	$1.00	359,000	$1.00	1/05/07
570,000	17 months	$1.75	570,000	$1.75	5/31/08
85,500	18 months	$1.75	85,500	$1.75	6/16/08
150,000	23 months	$1.25	150,000	$1.25	11/28/08
50,000	24 months	$1.25	50,000	$1.25	12/29/08
42,000	12 months	$1.00	42,000	$1.00	12/29/07
1,256,500			1,256,500

NOTE 9 - COMMITMENTS

Leases

Atlas Technology Group Ltd. has a six (6) year office lease covering approximately 471 square meters located at Level 3, 9 Empire Stadium Street, Gzira GZR04, Malta expiring on August 14, 2010 at a base annual rent of MTL16,000 (approx US$48,000), which escalates by MTL2,000 per annum (approx US$6,000) until the final year.

Atlas Technology Group (NZ) Ltd. has a four year office lease of the second floor of 139-141 Featherston Street in Wellington, New Zealand expiring on July 31, 2009. The office comprises approximately 300 sq meters with a base annual rental of NZ$55,500 per annum (approx US$38,500) plus 12.5% Goods and Services Tax (“GST”) which is claimable against GST revenue tax payable or is refundable.

Atlas Technology Group (US) Inc. has a three year office lease of Suite 2001 at the Limited Edition Office Park, 2001 152nd Avenue NE, Redmond, WA., expiring on July 31, 2009. The office comprises 3,825 rentable square feet at a base annual rental of US$61,200 in the first year, escalating to $68,850 in the 2nd year and $76,500 in the 3rd year.

Approximate future lease commitments are as follows:

2007	$150,000
2008	$160,000
2009	$90,000
2010	$30,000

NOTE 10 - RELATED PARTY TRANSACTIONS

Due to Shareholders

The $190,582 of advances and loans showing in current liabilities are owed to shareholders and/or a company which is a related party of a shareholder. The advances are all interest bearing at 6% per annum and the largest is collateralized by a note payable equal to $120,000 at maturity on March 30, 2007. The interest content of this advance is being amortized over the life to maturity. At December 31, 2005 there was a $6,232 non-interest bearing advance from a shareholder to a subsidiary that has been reclassified into discontinued operations in 2006.

Transactions with Related Parties

On January 20, 2006 the Company acquired Atlas Technology Group Holdings and its then subsidiaries, which over the previous 18 months had been developing its new software system for providing external IT application support services for organizations with large IT functions. Since January 2006 this work has been carried out by both AtlasTG employees and specialist consultants engaged to prepare modules of this new software system. Some of these consultants are engaged through WebConsult Inc., a registered Microsoft vendor, and they continue to carry out such work on normal commercial terms. Robert Altinger a director of the Company was formerly a consultant to WebConsult Inc. Robert Altinger’s wife is an officer of WebConsult Inc.

NOTE 11 - DISCONTINUED OPERATIONS AND SALE OF TDC

The Company’s principal business activity in 2005 and prior years was focused on the commercialization of the iShell® technology. The rights to the iShell® technology were sold to a former staff member in mid 2006 together with the lease commitments to the office in San Francisco.

On April 12, 2006, Robert Davidorf, a former director and officer of the Company, and on that date a director and officer of TDC, resigned. In his letter of resignation, Mr. Davidorf made certain claims for payment of approximately $130,000 in accrued salaries (including $95,388 relating to an deferred compensation arrangement) and expenses allegedly owed to him. This matter was settled without payment of any extra compensation as part of the sale of the Company’s wholly owned subsidiary, TDC, which was completed on September 14, 2006 by way of a sale to 541368 LLC, a California limited liability company, purchasing 100% of the stock of TDC for an aggregate consideration of $100 and the settlement of certain disputes between the Company and certain members of the management of 541368 LLC, who formerly served as the management of the Company and TDC (see above). In addition, the Company agreed to make a one-time cash payment of $44,500 to TDC in full satisfaction of the Company’s obligations under an existing support agreement dated as of August 1, 2005 between the Company and TDC, and the support agreement was terminated pursuant to the sale agreement. The sale agreement also contained customary representations, warranties, covenants and mutual indemnity provisions.

The assets and liabilities disposed of from the discontinued operations of TDC at June 30, 2006 (the financial statements used in the sale) were as follows:

Assets:
Accounts receivable	$108,661
Prepayments	4,291
Computers and equipments, net	811
Total assets	$113,763
Liabilities:
Bank overdraft	$14,810
Accounts payable and accruals	373,676
Total Liabilities	$388,486

In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (hereinafter “SFAS No. 146”). SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 also addresses recognition of certain costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees, and termination benefits provided to employees that are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 was issued in June 2002, effective December 31, 2002 with early adoption encouraged. The effect on the Company’s financial statement of the adoption of SFAS No. 146 is reflected in discontinued operations.

The Company’s financial results for prior periods have been reclassified to reflect the discontinued operations of TDC in 2005. Condensed results of discontinued segments are as follows:

	June 30, 2006	December 31, 2005
Net Sales	$122,370	593,597
Net Income (Loss)	$(42,752)	$23,730

NOTE 12 — ACQUISITION OF ATLAS TECHNOLOGY GROUP

On January 20, 2006, the Company acquired 100 percent of the issued capital of TakeCareofIT Holdings Limited, a Malta corporation, and its subsidiaries, which had been collectively doing business as Atlas Technology Group, for $37,235 in cash and the assumption of $1,144,106 of current liabilities (of which $1,073,744 plus interest was due to the Company. TakeCareofIT Holdings Ltd. (subsequently renamed Atlas Technology Group Holdings Ltd. was established in September 2004 to provide external Information Technology (IT) application support services for organizations with large IT functions.

The acquisition of Atlas Technology Group Holdings Ltd. was accounted for using the purchase method of accounting. The purchase price was allocated to the tangible and intangible net assets acquired based on the management’s evaluation of their respective replacement values on the acquisition date in accordance with SFAS No. 141. Upon acquisition, Atlas Technology Group Holdings Ltd. became a wholly owned subsidiary of the Company. The results of Atlas Technology Group Holdings Ltd. and its subsidiaries, commencing with the date of acquisition, January 20, 2006, are included in these financial statements.

The purchase price was allocated as follows:

Cash	$93,273
VAT receivable	22,596
Deposits/prepaids	4,924
Equipment	225,030
IT Technology	835,192
$1,181,015

NOTE 13 - CORRECTION OF AN ERROR

On January 20, 2006, the Company completed the acquisition of 100% of the outstanding shares of TakeCareofIT Holdings Limited and its subsidiaries (d/b/a the Atlas Technology Group). The effect of this acquisition has been filed in a Current Report on Form 8-K/A on November 17, 2006, which included a pro forma consolidation of the Atlas Technology Group Holdings Ltd. and subsidiaries financial results with those of the Company at December 31, 2005. These changes were reflected in the restated financial statements for the year ending December 31, 2005 and set out in an amended filing in a Current Report Form 8-K/A filed on March 28, 2007. As a result of these amendments and corrections of errors the following adjustments were made:

•
Advance to Atlas Technology Group Holdings Ltd. of $1,073,744 has been brought into the December 31, 2005 assets in the Balance Sheet as a correction of an error and change in accounting policies to be consistent with the accounting policies adopted following the acquisition of Atlas Technology Group Holdings Ltd. on January 20, 2006 (the assets acquired are set out in the table in Note 12);

•	The accumulated deficit at December 31, 2005 was reduced by $1,073,744 and as a result the Total Stockholders’ Equity was restated as $415,583;

•
The amount of product development expense was been reduced from $1,141,031 to $67,287 and this in turn reduced the loss from continuing operations to $191,283 from the previous $1,265,027, the net loss before income taxes to $171,021 (previously $1,244,765) and the net loss to $175,791 from $1,249,535, before the subsequent adjustment for discontinued operations on the sale of TDC in September 2006);

•	The 2005 loss per share has been reduced to $0.02 for continuing operations from the previous $0.06.

•	The reduced loss from operating activities has been reflected in the Consolidated Statement of Cash Flows with a compensating investment in Atlas Technology Group Holdings Ltd. of $1,073,744.

•	Further note explanations were added or amended to explain these changes and appropriate accounting standards associated with the amended results.

•
In addition, with the sale of TDC and the reclassification of the results of TDC as discontinued operations, there have been further amendments to some of these 2005 comparative figures in the financial statements for the year ended December 31, 2006.

NOTE 14 - SUBSEQUENT EVENTS

Purchase of the business of BLive Networks Inc.

On January 19, 2007, the Company entered into an Asset and Stock Purchase Agreement (the “BLive Agreement”) with BLive Networks Inc., a Delaware corporation, Forte Finance Limited, a Maltese limited liability company (“Forte”) and Petroleum Corp., pursuant to which the Company purchased substantially all of the assets of BLive Networks Inc. in exchange for 1,000,000 fully paid shares of Common Stock in the Company. This agreement was closed on January 26, 2007.

Additionally, in consideration of the payment by Petroleum Corp. of $100,010, the Company agreed to issue to Petroleum Corp. 100,000 fully paid shares of the Company’s Common Stock and a warrant to purchase 300,000 shares of Common Stock of Tribeworks at $1.25 per share for a period of two years. The shares issued in connection with this transaction have been issued to Petroleum Corp., as a creditor of BLive Networks Inc. In addition, 150,000 shares of Common Stock have been issued to Forte as an M&A fee for the transaction (“Advisory Shares”). The shares issued in connection with this transaction are “restricted securities” (as defined in the Securities Act of 1933, as amended, (the “Act”)). In connection with the BLive Agreement, the Company also entered into an escrow agreement with the following parties with the following terms: (a) an Escrow Agreement between Petroleum Corp. and the Company, whereby 300,000 shares of Common Stock are held in escrow until the receipt of certain Canadian tax refunds owed to Infobuild Networks (Canada) Inc (refund since received); and (b) an Escrow Indemnification Agreement between Forte and the Company, whereby the 150,000 shares of Common Stock issued to Forte are held in escrow until the expiration of a twelve month indemnity period that was signed pursuant to an agreement with Forte, dated January 19, 2007.

As part of the BLive Agreement, the Company has also acquired a forty-nine percent ownership interest in BLive Network Inc.’s Canadian affiliate, Infobuild Networks (Canada) Inc. Infobuild Networks (Canada) Inc has subsequently been renamed BLive Networks Inc., and the business is now trading through this entity. Tribeworks has also entered into an option agreement to purchase the remaining 51% of Infobuild which can be exercised at any time over the next twelve months at the option of Tribeworks. This option has been exercised and BLive Networks Inc is 100% owned.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation Law, the Company’s Certificate of Incorporation, as amended, eliminates the liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

The Company’s Certificate of Incorporation, as amended, further provides that: “If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.”

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe this conduct was unlawful, as determined in accordance with the Delaware General Corporation Law.

Item 25. Other Expenses of Issuance and Distribution.

The estimated expenses payable by the Company in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee	$500
Blue Sky Fees and Expenses	5,000
Legal Fees and Expenses	125,000
Accounting Fees and Expenses	4,500
Printing and Engraving	3,000
Miscellaneous	5,000
TOTAL	$143,000

Item 26. Recent Sales of Unregistered Securities.

All of the following offerings and sales were deemed or determined by us to be exempt under Section 4(2) of the Securities Act. The offerings and sales were made in a number of private placements to a limited number of persons, all of whom represented in writing to us that they were accredited investors, as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

During the quarter ended March 31, 2006, a staff option holder under the 1999 Stock Incentive Plan exercised 6,250 options to purchase one share of our Common Stock into 6,250 shares of our Common Stock for a total consideration of $3,000.

1,140,000 restricted shares of our Common Stock were sold and issued during the quarter ended June 30, 2006, in a private placement to five European investment funds at a price of $1.25 per share, resulting in an aggregate purchase price received by us of $1,425,000. Along with these shares we also issued one warrant to purchase one share of our Common Stock for every two new shares of Common Stock purchased. The warrants have an exercise price of $1.75 per share. The warrants have a two year expiration date and expire on May 31, 2008.

We paid brokerage and commission fees of $85,500 for raising the funds obtained from the European investment funds discussed above to Westmount Capital and issued warrants to purchase 85,500 shares of our Common Stock at an exercise price of $1.75 per share. of our Common Stock to Westmount Capital. These warrants have a two year term and will expire on June 16, 2008.

In the fourth quarter of 2006, a warrant to purchase 50,000 shares of our Common Stock at $1.00 per share was exercised.

On December 29, 2006, a total of 480,000 restricted shares of our Common Stock were issued to various investors. These issuances consisted of 80,000 shares purchased at a price of $0.50 per share of Common Stock and 400,000 shares purchased at a price $1.00 per share of Common Stock. Warrants to purchase 200,000 shares of our Common Stock at a price of $1.25 per share exercisable for a period of two years were issued in connection with the private placement of 300,000 shares of our Common Stock and 100,000 shares of our Common Stock issued as part repayment of debt. On December 29, 2006, we converted 84,000 shares of our Series B Preferred Stock into 84,000 restricted shares of our Common Stock.

During the quarter ended March 31, 2007 the Company issued 1,150,000 fully paid shares of Common Stock in the Company in exchange for the assets, IT Technology, Customer list and Trademarks of BLive Networks Inc. Additionally, in consideration of the payment by Petroleum Corp. of $100,010, the Company issued to Petroleum Corp. 100,000 fully paid shares of the Company’s Common Stock and a warrant to purchase 300,000 shares of Common Stock of the Company at $1.25 per share exercisable for a period of two years. The shares issued in connection with this transaction have been issued to Petroleum Corp., as a creditor of BLive. In addition, 150,000 shares of these shares of Common Stock have been issued to Forte as an M&A fee for the transaction (“Advisory Shares”). The shares issued in connection with this transaction are “restricted securities” (as defined in the Act).

During the quarter ended June 30, 2007 the Company issued:
a)
200,000 shares of Common Stock at a price of $1.00 per share. This was in exchange for $200,000 of subscription monies held by us as of March 31, 2007. In addition we issued a warrant exercisable for a period of two years to purchase 200,000 shares of Common Stock at an exercise price of $1.25 per share in connection with this placement of 200,000 shares of Common Stock. These warrants expire on February 28, 2009.

b)
3,250,000 shares of Common Stock and a warrant exercisable for five years to purchase 3,250,000 shares of Common Stock at an exercise price of $2.60 per share were issued to WCOF as part of the Securities Purchase Agreement, dated June 15, 2007, between the Company, all of its subsidiaries and WCOF. These warrants expire on June 15, 2012. This transaction is described in more detail on our Current Report on Form 8-K filed on June 19, 2007.

c)
650,000 shares of Common Stock and a warrant exercisable for three years to purchase 650,000 shares of Common Stock at an exercise price of $1.30 per share were issued in exchange for the repayment of $500,000 of debt. These warrants expire on June 26, 2010.

d)	140,000 shares of Common Stock were issued in exchange for a debt owing with regard to previously incurred consulting fees.

e)
A warrant exercisable for two years to purchase 131,250 shares of Common Stock at an exercise price of $1.00 per share as consideration for certain loans made by an existing stockholder. These warrants expire on three dates between March 29, 2009 and May 29, 2009.

As of September 12, 2007, we have issued a further 35,000 unregistered shares of Common Stock during the third quarter of 2007. 10,000 of these shares were issued following the exercise of a warrant to purchase shares of Common Stock at $1.00 per share.

The offering of these unregistered securities were exempt from registration pursuant to Rule 506 promulgated under the Securities Act of 1933. Each of these investors represented to us, in writing that it was an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933. The proceeds from these sales of unregistered securities are being used for general working capital purposes.

Item27. Exhibits.

(a)	The following is a list of exhibits, some of which are incorporated by reference:

Exhibit Number	Description of Exhibits

2.1
Agreement of Merger between Tribeworks, Inc., a California corporation, and Tribeworks Acquisition Corporation, dated November 2, 1999 (Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 10-SB/A filed July 10, 2000)*

2.2
Share Transfer Agreement between Tribeworks Inc. and TakeCareofIT Limited, dated January 20, 2006 (incorporated by reference to Exhibit 2.01 to the Registrant’s Current Report on Form 8-K filed January 26, 2006)*

3.1
Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-SB/A filed July 10, 2000 and Exhibit A to the Registrant’s Proxy Statement on Schedule 14A filed April 14, 2004)*

3.2	Certificate of Amendment to Certificate of Incorporation of the Registrant incorporated by reference to Exhibit 3.1 to the Registrants Current Report on Form 8-K filed July 31, 2007)*

3.3	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-SB/A filed July 10, 2000)*

4.1
Certificate of Designation, Preferences, Rights and Limitations of Series B Convertible Redeemable Preferred Stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed October 11, 2005)*

5.1	Opinion of Hughes and Luce, LLP

10.1	Pan World Corporation 1999 Stock Option Plan (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed September 26, 2001)*

10.2	Tribeworks, Inc. 2001 Stock Plan (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed September 26, 2001)*

10.3	Tribeworks, Inc. 2004 Employee Stock Incentive Plan (incorporated by reference to Exhibit B to the Registrant’s Proxy Statement on Schedule 14A filed April 14, 2004)*

10.4	Asset and Liability Assignment and Indemnification Agreement, dated March 29, 2005 (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed March 29, 2005)*

10.5	Form of Subscription Agreement for Common Stock of Tribeworks, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed November 3, 2005)*

10.6
Share Transfer Agreement, dated January 19, 2006, between TakeCareofIT Limited and Tribeworks, Inc., (incorporated by reference to Exhibit 2.01 to the Registrant’s Current Report on Form 8-K filed January 26, 2006)*

10.7
Stock Transfer Agreement, dated September 14, 2006, between and 541368 LLC and Tribeworks, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed October 5, 2006)*

10.8
Asset and Stock Purchase Agreement, dated January 19, 2007, between BLive Networks, Inc., Forte Finance Limited, Petroleum Corporation of Canada Limited and Tribeworks, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed January 25, 2007)*

10.9
Registration Rights Agreement, dated January 19, 2007, between Petroleum Corporation of Canada Limited and Tribeworks, Inc. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed January 25, 2007)*

10.10
Forte Agreement, dated January 19, 2007, between Forte Finance Limited and Tribeworks, Inc. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed January 25, 2007)*

10.11
Securities Purchase Agreement, dated June 15, 2007 by and among Tribeworks, Inc., all of its subsidiaries and West Coast Opportunity Fund, LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed June 19, 2007)*

10.12
Form of Senior Secured Non-Convertible Promissory Note, dated June 15, 2007, issued by Atlas Technology Group (US), Inc. to West Coast Opportunity Fund, LLC (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed June 19, 2007)*

10.13
Pledge and Security Agreement, dated June 15, 2007, by and among Tribeworks, Inc., all of its subsidiaries and West Coast Opportunity Fund, LLC (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed June 19, 2007)*

10.14
Secured Guaranty, dated June 15, 2007, by and among Tribeworks, Inc. all of its subsidiaries except Atlas Technology Group (US), Inc. and West Coast Opportunity Fund, LLC (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed June 19, 2007)*

10.15
Escrow Agreement, dated June 15, 2007, by and among Atlas Technology Group (US), Inc., West Coast Opportunity Fund, LLC and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed June 19, 2007)*

10.16
Registration Rights Agreement, dated June 15, 2007, between Tribeworks, Inc. and West Coast Opportunity Fund, LLC (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed June 19, 2007)*

10.17
Form of Warrant, dated June 15, 2007, to purchase 3,250,000 shares of Common Stock of Tribeworks, Inc. issued to West Coast Opportunity Fund, LLC (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed June 19, 2007)*

10.18
Form of Lock-Up Agreement, dated June 15, 2007, between West Coast Opportunity Fund, LLC and certain stockholders of Tribeworks, Inc. (incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed June 19, 2007)*

21.1	Subsidiaries of the Issuer

23.1	Consent of Williams and Webster, P.S.

23.2	Consent of Hughes and Luce, LLP (included in Exhibit 5.1)

24	Power of Attorney (included in the signature page to the Registration Statement)

99.1	Asset and Liability Assignment and Indemnification Agreement, dated March 29, 2005 (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on March 31, 2005)*

99.2	Promissory Note, dated March 29, 2005 (incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed on March 31, 2005)*
* Previously Filed

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1)     To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)     Include any prospectus required by Sections 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     To include any additional or changed material information on the plan of distribution;

(2)     For the purpose of determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered therein, and the offering of the securities at that time shall be deemed to be the bona fide offering.

(3)     File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Newport Beach, State of California on September 13, 20007.

ATLAS TECHNOLOGY GROUP, INC.

/s/ Peter B. Jacobson
Peter B. Jacobson
Chief Executive Officer and Director
(Principal Executive Officer)

/s/ B.S.P. Marra
B.S.P. Marra
Chief Financial Officer and Director
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Peter B. Jacobson, his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement on Form SB-2, including post-effective amendments, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities set forth below on September 13, 2007.

/s/ Peter B. Jacobson	Chief Executive Officer and Director
Peter B. Jacobson	(Principal Executive Officer)

/s/ B.S.P. Marra	Chief Financial Officer and Director
B.S.P. Marra	(Principal Financial and Accounting Officer)

/s/ Robert Altinger	Director
Robert Altinger

Director
Andrew Berger

/s/ W. Gordon Blankstein	Director
W. Gordon Blankstein

/s/ Robert C. Gardner	Director
Robert C. Gardner